Exhibit 10.6

PURCHASE AGREEMENT

between

FireFish TopCo, LLC

and

Aspire Biopharma Holdings, Inc.

Dated as of June 10, 2026

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ii

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Exhibits

Exhibit A	Definitions
Exhibit B	Allocation Schedule
Exhibit C	Local Transfer Documents
Exhibit D	Transition Services Agreement
Exhibit E	License Agreement
Exhibit F	Restricted Cash

Annexes

Annex A	Sellers
Annex B	Intercompany Debt Restructuring
Annex C	Business Units
Annex D	French Acceptance Notice

Schedules

Schedule A	Transfer of French Equity Interests
Schedule B	Gross Profit

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THIS PURCHASE AGREEMENT (this “Agreement”), dated as of June 10, 2026, is entered into by and among FireFish TopCo, LLC (the “Seller” and collectively with its Subsidiaries listed as Sellers on Annex A, the “Sellers”) and Aspire Biopharma Holdings, Inc. (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Transferred Entities and other Sellers currently conduct the Business;

WHEREAS, Sellers own, directly or indirectly, all of the issued and outstanding equity interests in the Transferred Entities;

WHEREAS, prior to the Closing, Seller intends to cause to be consummated each of the intercompany debt restructuring transactions set forth on Annex B that are intended to be consummated prior to the Closing (the “Intercompany Debt Restructuring”); and

WHEREAS, at the Closing, and following the completion of the Intercompany Debt Restructuring, (a) Seller desires to cause the applicable Sellers to sell, and Purchaser desires to purchase or cause certain of its Affiliates to purchase, the Transferred Equity Interests and (b) Seller and Purchaser desire to complete or cause to be completed the other transactions provided for herein with respect to the sale of the Business to Purchaser, in each case subject to the conditions of this Agreement and the applicable Transaction Documents.

NOW, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

Article I

DEFINITIONS AND INTERPRETATIONS

Section 1.01. Definitions. For purposes of this Agreement, except as otherwise specifically provided in this Agreement, each capitalized term has the meaning given to it in Exhibit A attached hereto.

Article II

CLOSING

Section 2.01. Closing. Unless otherwise agreed by the Purchaser and Seller in writing, the closing of the purchase and sale of the Transferred Equity Interests, the U.S. Enterprise and the KOP Enterprise (the “Closing”) shall take place remotely via the electronic exchange of documents, at 10:00 A.M., New York City time, on the date that is three (3) Business Days following the satisfaction of the conditions set forth in Section 5.01 and Section 5.02 (excluding those conditions to the extent permitted by applicable Law, waived at such time) have been satisfied or such other date as the parties may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” For accounting and tax purposes, the Closing shall be deemed to take effect at 12:00 A.M., local time (in each country in which a Business Unit is located), on the day immediately following the Closing Date, unless stipulated otherwise in the relevant Local Transfer Documents.

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Section 2.02. Transferred Equity and Other Interests.

(a) Transfers. Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will cause the applicable Sellers to sell, convey, assign and transfer to Purchaser, and Purchaser will (or will cause its designated Affiliates to), (i) purchase, acquire and accept, the Transferred Equity Interests, the U.S. Enterprise and the KOP Enterprise, free and clear of all Liens other than Permitted Liens and in accordance with the applicable Local Transfer Documents and (ii) complete the asset and liability assignment and assumption transactions contemplated by the applicable Local Transfer Documents.

(b) Transfer of French Equity Interests. Pursuant to the terms and subject to the conditions set forth in this Agreement and to Seller sending a French Acceptance Notice to Purchaser pursuant the terms of Schedule A hereto, at the Closing, Seller will cause the applicable Sellers to sell, convey, assign and transfer to Purchaser, and Purchaser will (or will cause its designated Affiliates to), purchase, acquire and accept, the French Equity Interests, free and clear of all Liens other than Permitted Liens and in accordance with the applicable Local Transfer Documents (the “French Equity Transfer”).

(c) Local Transfer Documents. The transfer of each Business Unit set forth on Annex C will be effected pursuant to the applicable transfer, assignment and assumption and other documents and instruments described or attached in respect of each such Business Unit on Annex C (each, a “Local Transfer Document”). Notwithstanding the foregoing, to the extent that the provisions of a Local Transfer Document (including any provisions required by local Law to be included in the Local Transfer Document) are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer of the Transferred Equity Interests): (i) the provisions of this Agreement shall prevail and (ii) so far as permissible under applicable Law of the relevant jurisdiction, Seller and Purchaser shall cause the provisions of the relevant Local Transfer Document to be adjusted, to the extent necessary to give effect to the provisions of this Agreement. With respect to businesses and the Transferred Entities domiciled in India, Mexico and Czech Republic, the Purchaser shall have the right to assign all or portion of such purchases to Subsidiaries of the Purchaser at Closing; provided that, Purchaser shall continue to remain responsible for all of its obligations hereunder with respect thereto (including as to payment of the Closing Purchase Price).

Section 2.03. Purchase Price.

(a) Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall pay or cause to be paid to the Seller (or one or more of its designated other Sellers or Affiliates), in immediately available cash funds, in U.S. Dollars, by wire transfer to one or more bank accounts designated in writing by the Seller at least two (2) Business Days prior to the Closing Date as directed by the Seller in an amount equal to (i) $30,000,000.00 (the “Purchase Price”), plus (ii) $800,000 in respect of deferred revenue of the Business Entities (it being acknowledged that such $800,000 represents an agreed upon fixed credit for such deferred revenue, regardless of the actual amount of such deferred revenue), minus (iii) any Income Tax obligations of the Transferred Entities net of any Income Tax receivables, minus (iv) Indebtedness of the Transferred Entities as of the Closing (such final amount, the “Closing Purchase Price”).

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(b) No later than three (3) Business Days prior to the Closing, Seller shall deliver to Purchaser a statement setting forth, in reasonable detail, the calculation of the Closing Purchase Price (such statement, the “Closing Statement”), such statement to be prepared in good faith and in accordance with GAAP and the applicable definitions set forth in this Agreement. Purchaser shall have two (2) Business Days after delivery of the Closing Statement to review and raise in writing any objections to the calculations therein and Seller shall consider any such objections and consult with Purchaser in respect therewith in good faith; provided, however, no such objections with respect to the Closing Statement or any calculation contained therein shall prevent, delay or otherwise affect Purchaser’s obligation to consummate the Closing, or constitute a condition to Closing or a basis for termination of this Agreement.

Section 2.04. Allocation of Purchase Price.

(a) Purchaser and Seller agree that the Purchase Price shall be allocated among the Transferred Entities and/or Business Units as set forth on Exhibit B (the “Allocation Schedule”). To the extent relevant under applicable Tax Law, the Purchase Price associated with each Transferred Entity and/or Business Unit shall be further allocated among the assets of such Transferred Entities in a manner consistent with Section 1060 of the Code (including the Treasury Regulations thereunder), the Allocation Schedule and this Section 2.04.

(b) Within ninety (90) calendar days after the Closing, Seller shall deliver a draft of the allocation of the Purchase Price associated with an applicable Transferred Entity among the assets of such Transferred Entity (the “Proposed Allocation”) to Purchaser. Except as provided in subparagraphs (c) and (d) of this Section 2.04, at the close of business on the sixtieth (60) calendar day after delivery of the Proposed Allocation, the Proposed Allocation shall become binding upon Purchaser and Seller as the “Allocation.”

(c) Purchaser shall raise any objection (so long as such objection is reasonable) to the Proposed Allocation in writing within sixty (60) calendar days of the delivery of the Proposed Allocation. Purchaser and Seller shall negotiate in good faith to resolve any dispute within thirty (30) calendar days after delivery of the Proposed Allocation. If Purchaser and Seller resolve all such disputes concerning the Proposed Allocation within thirty (30) calendar days after its delivery, the Proposed Allocation, as amended to reflect such resolution, shall become binding upon Purchaser and Seller as the Allocation.

(d) If Purchaser and Seller cannot agree on the Allocation within thirty (30) calendar days after delivery of the Proposed Allocation, then all remaining disputed items shall be submitted for resolution by the Accountant. Purchaser and Seller shall submit a written proposal to the Accountant and instruct them to make a final determination as to the disputed items within thirty (30) calendar days after such submission. The Proposed Allocation shall be amended in accordance with the findings of such Accountant, and the Proposed Allocation, as so amended, shall become binding upon Purchaser and Seller as the Allocation. The fees, costs and expenses of the Accountant shall be borne by Purchaser.

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(e) The Allocation shall be amended to reflect any adjustments (including those described in this Section 2.04) to the Purchase Price under this Agreement, and any other adjustments mutually agreed to between the parties. Each of Seller, Purchaser and their respective Affiliates shall prepare and file its Tax Returns (including IRS Form 8594) on a basis consistent with the Allocation and Allocation Schedule, and shall take no position inconsistent with the Allocation (or Allocation Schedule, as applicable) on any Tax Return or in any proceeding before any Taxing Authority or otherwise, except as required by applicable Law. In the event that the Allocation or Allocation Schedule is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto.

Section 2.05. Transfer Taxes and Other Costs.

(a) All Transfer Taxes that may be imposed or assessed as a result of the execution of this Agreement or the Ancillary Agreements (or in connection with the transfer of the Transferred Entity and/or Business Unit to Purchaser or its Affiliates), together with any interest, additions or penalties with respect thereto shall be borne and paid in full by Purchaser when due in compliance with applicable Transfer Tax Laws; provided, however, that if Seller determines (in its sole reasonable discretion) that it is required by applicable Law to pay any Transfer Taxes, then Seller shall pay such Transfer Taxes, and Purchaser shall, subject to receipt of reasonably satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller in dollars (or, at Seller’s request, reimburse Seller in local currency), whether or not such Transfer Taxes were correctly or legally imposed by the applicable Taxing Authority.

(b) Seller and Purchaser shall file all Tax Returns required to be filed with respect to all Transfer Taxes, and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns.

Section 2.06. Withholding Taxes. Purchaser is permitted to withhold amounts from the Purchase Price as required under applicable Tax Law. However, at least five (5) days before the expected withholding, Purchaser shall deliver a schedule of expected withholding amounts to Seller. Furthermore, Purchaser shall reasonably cooperate with Seller to reduce the amount of withholding Taxes imposed on the payment of the Purchase Price, including by executing and filing any forms or certificates reasonably required to claim an available reduced rate of, or exemption from, withholding Taxes.

Section 2.07. Delivery by Seller. At the Closing, Seller will deliver or cause to be delivered to Purchaser (unless delivered previously), the following:

(a) the officer’s certificate referred to in Section 5.01(c) hereof;

(b) the Local Transfer Documents and/or transfer instruments, as applicable, required for effecting the sale of the equity or business of each Business Unit, substantially as described on or attached to Exhibit C;

(c) the Transition Services Agreement in the form of Exhibit D hereto with such service schedules and pricing as mutually agreed between Purchaser and Seller prior to the Closing Date (the “Transition Services Agreement”) and duly executed by Seller; provided, however, that the execution of the Transition Services Agreement shall not constitute a condition to Closing, and the failure of the parties to finalize or execute the Transition Services Agreement prior to the Closing Date shall not delay or prevent the consummation of the Closing;

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(d) a duly executed license agreement (the “License Agreement”) in the form of Exhibit E granting Purchaser a perpetual, royalty-free license to utilize the trademarks set forth therein in connection with the Business;

(e) a duly executed certificate of a secretary or other authorized signatory of each Seller enclosing a copy of (i) resolutions of its board of directors (or other applicable body) authorizing each Seller to enter into this Agreement and the other Transaction Documents and to consummate the Transactions and (ii) its good standing certificate;

(f) consents or notifications of all workers’ counsels and labor unions required in connection with the Transactions;

(g) resignations of all directors and officers of any of the Transferred Entities that are not Business Employees;

(h) a duly executed IRS Form W-9 of Seller; and

(i) counterparts of all other Ancillary Agreements to which any Seller or any Transferred Entity is a party, duly executed by such Seller or such Transferred Entity, as applicable

Section 2.08. Delivery by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Seller or, as designated by Seller, one or more of Seller’s Affiliates (unless previously delivered), the following:

(a) the Closing Purchase Price;

(b) the officer’s certificate referred to in Section 5.02(c) hereof;

(c) the Local Transfer Documents and/or transfer instruments, as applicable, required for effecting the sale of the equity or business of each Business Unit, substantially as described on or attached to Exhibit C;

(d) a duly executed certificate of a secretary or other authorized signatory of Purchaser enclosing a copy of (i) resolutions of its board of directors (or other applicable body) authorizing Purchaser to enter into this Agreement and the other Transaction Documents and to consummate the Transactions and (ii) a certificate of the appropriate Governmental Authority certifying the status or good standing, if applicable, of Purchaser in its jurisdiction of incorporation, or the equivalent of the documents referred to in clauses (i) and (ii) above under applicable Law governing Purchaser; and

(e) counterparts of all other Ancillary Agreements to which Purchaser or any Purchaser Affiliate is a party, duly executed by Purchaser or such Purchaser Affiliate, as applicable.

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Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules and subject to Section 11.19, each Seller represents and warrants to Purchaser as follows:

Section 3.01. Due Organization. Each Seller and Transferred Entity is duly organized, validly existing and, where such concept or a functional equivalent is recognized in the applicable jurisdiction, in good standing under the Laws of its jurisdiction of organization, except where such failure to be in good standing would not have a Material Adverse Effect. Each Seller and Transferred Entity (i) has all requisite power and authority under its organizational documents to own, lease and operate its properties and assets related to the Business and to conduct the Business conducted by such entity as it is currently conducted and (ii) is duly qualified or otherwise authorized to do business in each of the jurisdictions in which the ownership, operation or leasing of the assets held by a Transferred Entity by such entity and the conduct of the Business conducted by such entity requires such entity to be so qualified or otherwise authorized, except, in the case of clauses (i) and (ii), as would not have a Material Adverse Effect.

Section 3.02. Authority. Each Seller has full power and authority to execute and deliver this Agreement and to consummate, or cause to be consummated, the transactions contemplated hereby. Each Seller has, or will have at the Closing, full power and authority to execute and deliver each other Transaction Document to which it is or will be a party and to consummate, or cause to be consummated, the transactions contemplated by each of the other Transaction Documents to which it is or will be a party. The execution, delivery and performance by each Seller of the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Seller, and no other corporate or other proceedings on the part of such Seller are necessary to authorize the execution, delivery and performance by such Seller of such Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution the other Transaction Documents shall have been, duly executed and delivered by each Seller party thereto, and, assuming due authorization and delivery by Purchaser and, if applicable, its Affiliates, this Agreement constitutes, and assuming due authorization and delivery by the other parties thereto, upon their execution the other Transaction Documents shall constitute, a valid and binding obligation of such Seller, enforceable against such Seller, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, civil claw-back actions and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).

Section 3.03. Title to Transferred Equity Interests.

(a) Schedule 3.03(a) sets forth, as of the date of this Agreement, the number of authorized, issued and outstanding equity interests of the Transferred Entities and the jurisdiction of incorporation or legal organization of the Transferred Entities. Except as set forth in Schedule 3.03(a), there are no other authorized, issued or outstanding shares of capital stock or other equity interests of the Transferred Entities.

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(b) The Transferred Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable. Other than this Agreement, no Transferred Entity is a party to or subject to any contract or obligation wherein any third party has, or will have, a right, option or warrant to purchase or acquire any rights in any additional equity interests of such Transferred Entity. None of the Transferred Equity Interests was issued in violation of any preemptive rights, rights of first offer, rights of first refusal or similar rights. Each Seller of the Transferred Equity Interests is the record and legal and beneficial owner of, and has good and valid title to, the Transferred Equity Interests that it owns, free and clear of any and all Liens, other than Permitted Liens. There are no options, warrants, call rights, equity holder agreements, voting trusts or proxies or other instruments, agreements or understandings in effect with respect to the sale, issuance, redemption or voting of any shares of capital stock, membership interests or other equity interests of the Transferred Entities (including the Transferred Equity Interests), or any securities or other instruments convertible into, exchangeable for, evidencing the right to purchase, or otherwise requiring the Transferred Entities to make a payment or otherwise provide value or benefits, in each case, in respect of the value of, any shares of capital stock or other equity interests in the Transferred Entities. The Transferred Entities do not have any obligations for payment in respect of any stock appreciation, phantom stock, profit participation or similar rights.

(c) No Transferred Entity, directly or indirectly, owns, of record or beneficially, any shares of capital stock or other equity interests of any other Person.

(d) No Transferred Entity has any option, warrant, call or right to purchase or acquire any rights in any shares of capital stock or other equity interests of any other Person, or any interest convertible into, or exercisable or exchangeable for, any capital stock or other equity interest of any other Person.

Section 3.04. No Conflict; Governmental Authorizations.

(a) The execution and delivery by each Seller of the Transaction Documents to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby do not and will not, as applicable, (i) violate or conflict with any organizational documents of such Seller or Transferred Entity, as applicable, in any material respect, (ii) violate, conflict with or result in a breach of, or constitute a default by (or create an event which, with notice or lapse of time or both, would constitute a default by) such Seller or Transferred Entity, as applicable, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under any Material Contract, (iii) result in the creation of any Lien (except for Permitted Liens) upon a Transferred Entity or a Seller’s interest in the Transferred Equity Interests, or (iv) subject to the matters described in Section 3.04(b), violate or result in a breach of any Governmental Order or Law applicable to a Transferred Entity, in each case except for filings that may be required as a result of facts specific to Purchaser and except as set forth on Schedule 3.04(a) and, in the case of clauses (ii) and (iii), except as would not have a Material Adverse Effect.

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(b) Except as set forth on Schedule 3.04(b), no consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by any Seller in connection with the execution, delivery and performance of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby, other than such consents, registrations, declarations, notices or filings that, if not obtained, would not have, individually or in the aggregate, a Material Adverse Effect on, or materially delay, the ability of the Purchaser Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.05. Financial Statements; Indebtedness.

(a) Schedule Section 3.05(a) sets forth the unaudited balance sheets and the related unaudited statements of operations, stockholders’ equity and cash flows of the Transferred Entities as of and for the (i) 12-month period ended December 31, 2024, and (ii) 9-month period ended September 30, 2025 (the “Financial Statements”). Except as set forth on Schedule 3.05, the amounts included in the Financial Statements are derived from the books and records of the Business, which are kept in the ordinary course of the Business and in accordance with Seller’s accounting policies and practices. The Financial Statements fairly present, in all material respects, the financial condition of the Business as of such dates.

(b) Schedule Section 3.05(b) sets forth all Indebtedness of the Transferred Entities.

Section 3.06. Absence of Certain Changes. Except as set forth on Schedule 3.06(b), between January 1, 2025 and the date hereof, except as required by this Agreement and the other Transaction Documents, (i) each of the Business Entities has operated the Business in the Ordinary Course of Business in all material respects; (ii) each of the Business Entities has conducted its collection of accounts receivable and the payment of accounts payable and accrued expenses and management of working capital in the Ordinary Course of Business; and (iii) there have not been any events or occurrences that have resulted in a Material Adverse Effect.

Section 3.07. Taxes.

(a) All material Tax Returns that are required to be filed with respect to the Transferred Entities have been timely filed (taking into account any applicable extensions). All such Tax Returns were correct and complete in all material respects and were prepared and filed in material compliance with all applicable Laws.

(b) All material Taxes with respect to the Transferred Entities that are due and payable have been paid, except for Taxes being contested in good faith through appropriate proceedings or Taxes for which adequate reserves have been established in the accounting books and records.

(c) Each Transferred Entity has duly and timely withheld (or caused to be duly and timely withheld) all material amounts required to be deducted or withheld with respect to any amounts payable to any employee, independent contractor, client, creditor or customer and has timely paid to the appropriate authorities all such deducted or withheld amounts.

(d) There is no Lien for material Taxes upon any of the Transferred Entities other than Permitted Liens.

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(e) Except as set forth on Schedule 3.07(e), no actions, claims, audits, administrative proceedings or court proceedings with regard to material Taxes or the Tax Returns referred to in Section 3.07(a) are currently pending, and all deficiencies asserted or assessments made, if any, as a result of such examinations have been paid in full, unless the validity or amount thereof is being contested by such Transferred Entity or its Affiliates in good faith by appropriate action.

(f) No written agreement or other document extending, or having the effect of extending, the period of assessment, deficiency or collection of any material Taxes payable by any Transferred Entity is in effect as of the date hereof, and no Transferred Entity is, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Authority) within which to file any Tax Return not previously filed.

(g) No Transferred Entity is a party to any Tax allocation or Tax sharing agreements, other than lease, financing, or other agreements or arrangements entered into in the Ordinary Course of Business whose principal purpose is other than Tax matters.

(h) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, the representations and warranties contained in this Section 3.07 constitute the sole representations and warranties of Seller with respect to Taxes. Nothing in this Section 3.07 shall be construed as providing a representation with respect to any Post-Closing Tax Period.

Section 3.08. Intellectual Property.

(a) Schedule 3.08(a) sets forth a list of all Intellectual Property owned by the Business Entities (the “Owned IP”), that is registered or subject to a pending application for registration for the following: (i) patents, (ii) trademarks, (iii) copyrights and (iv) domain names (collectively, “Registered IP”). Each item of Registered IP is subsisting, and to the Seller’s Knowledge, valid and enforceable; all necessary registration, maintenance and renewal fees currently due in connection with any Registered IP has been paid and all necessary documents and certificates in connection therewith have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered IP.

(b) Except as set forth on Schedule 3.08(b), the Business Entities are the exclusive owner of all right, title and interest in and to the Owned IP, free and clear of all Liens other than Permitted Liens, subject only to non-exclusive licenses granted to (i) customers in the Ordinary Course of Business, (ii) other third parties under a settlement or (iii) entities and businesses previously divested by Seller to operate such divested entities and businesses. Each of the Business Entities has taken commercially reasonable steps to protect and maintain the confidentiality of trade secrets included in the Owned IP.

(c) Except as would not be material to the Business, taken as a whole, (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the IP Rights of another Person and (ii) to the Knowledge of Seller, no Person is infringing, misappropriating, diluting or otherwise violating any Owned IP. No Business Entity has, in the last three (3) years, received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or violation, or challenging the ownership by any Business Entity of or the validity or enforceability of any Owned IP.

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(d) Except as would not be material to the Business, to the Knowledge of Seller, no material software included in the Owned IP incorporates any open source code in any software that is licensed or made available, or intended to be licensed or made available, to third parties in a manner that would (i) require the contribution, sale, licensing, provision or public disclosure to any Person of any source code for such software, or (ii) impose limitations on Purchaser’s or the Transferred Entities’ right to require royalty payments from or restrict further distribution of such software. Except (i) as set forth on Schedule 3.08(d), no Person other than the Business Entities (or their Affiliates) has accessed or possessed (or has any current or contingent right to access or possess) any material proprietary source code included in the Owned IP (except for disclosures to employees, contractors or consultants under binding written agreements, or under a statutory, common law or contractual duty of confidentiality, that prohibit use or disclosure except in the performance of services to a Seller).

(e) Except as would not be material to the Business, taken as a whole, none of the Business Entities is a party to any pending or, to the Knowledge of Seller, threatened Action or Governmental Order (i) alleging that the operation of the Business, infringes, misappropriates, dilutes or otherwise violates the IP Rights of any Person or (ii) challenging the ownership, validity, patentability, enforceability, registrability or use of any Intellectual Property.

(f) No current of former employee or service provider has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by him or her for any Business Entity, and each such employee and service provider has executed an assignment of inventions assigning all rights to any Intellectual Property developed by him or her for any Business Entity to such Business Entity or such ownership rights have otherwise vested in the Business Entity by operation of Law.

Section 3.09. Legal Proceedings. Except as set forth on Schedule 3.09 (the “Current Litigation”), as of the date hereof, there are no Actions pending against or, to the Knowledge of Seller, threatened in writing against, any Business Entity. None of the Business Entities is subject to any Governmental Order and, to the Knowledge of Seller, there are no Governmental Orders threatened to be imposed, in each case, except as would not have a Material Adverse Effect. This representation and warranty does not apply to Tax matters, which are the subject of Section 3.07, Intellectual Property matters, which are the subject of Section 3.08, or Actions under Environmental Laws, which are the subject of Section 3.12.

Section 3.10. Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.10(a) and except for non-compliance or violations that would not have a Material Adverse Effect, (i) the Business has been, since January 1, 2022, conducted at all times in compliance with all Laws and Governmental Orders applicable to the Business, and (ii) none of the Business Entities has received, since January 1, 2022, any written notice of any violation or alleged violation by the Business of any such Law or Governmental Order.

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(b) Except as set forth on Schedule 3.10(b), (i) The Business Entities have all Permits that are necessary to conduct the Business as currently conducted, (ii) all such Permits are in full force and effect, (iii) the Business is not being conducted in violation or default of such Permits, (iv) none of the Business Entities is in receipt of any written notification that any Governmental Authority is threatening to revoke any such Permit, (v) all such Permits were lawfully obtained in each of the foregoing clauses (i) through (iii) other than any exceptions as would not have a Material Adverse Effect.

(c) Notwithstanding the foregoing, the representations and warranties contained in this Section 3.10 do not apply to Intellectual Property, Taxes, environmental matters, Benefit Plans or employee benefits.

Section 3.11. Anti-Corruption and Trade Controls. Since January 1, 2022, the Business and each of its officers, directors, employees, and to the Knowledge of Seller, agents, distributors, and other individuals or entities acting for or on behalf of the Business (collectively, the “Relevant Persons”) have not directly or indirectly violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other anti-corruption or anti-bribery Laws or regulations applicable to the Business (collectively, “Anti-Corruption Laws”). To the Knowledge of Seller, since January 1, 2022, each of the Business’s officers, directors, employees and the Relevant Persons have not in the course of their actions for, or on behalf of, the Business engaged directly or indirectly in transactions prohibited by any Law administered by the U.S. Treasury Department Office of Foreign Assets Control, or by any other applicable economic or trade sanctions Law (collectively, “Sanctions”).

Section 3.12. Environmental Matters.

(a) Except as set forth on Schedule 3.12(a) and except as would not have a Material Adverse Effect:

(i) each Seller, with respect to the Business, is in compliance with all, and since January 1, 2022 has not violated any, Environmental Laws, except where such violation has been resolved;

(ii) each Seller, with respect to the Business, has obtained and is in compliance with all, and since January 1, 2022 has not violated any, Permits required pursuant to Environmental Law to conduct the Business as currently conducted, except where such failure to obtain or such violation has been resolved;

(iii) as of the date hereof, none of the Business Entities has received a written order, complaint or penalty, since January 1, 2022 or which otherwise has not been resolved, that alleges with respect to the Business a violation of, or liability under, any Environmental Law, the substance of which has not been resolved;

(iv) as of the date hereof, there is no Action pending or, to the Knowledge of Seller, threatened in writing by a third party against any Seller with respect to the Business Unit or relating to the Transferred Entities alleging a liability under any Environmental Law; and

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(v) none of the Business Entities is currently investigating or remediating any liability pursuant to Environmental Law concerning any Release of Hazardous Materials by any Seller with respect to the Business.

(b) The representations and warranties in this Section 3.12 are the sole and exclusive representations and warranties of the Seller regarding environmental matters.

Section 3.13. Benefit Plans.

(a) Schedule 3.13(a) sets forth a complete and correct list of each material Seller Benefit Plan and identifies any such Seller Benefit Plan that is sponsored or maintained by a Transferred Entity and/or Business Unit.

(b) With respect to each material Seller Benefit Plan, the Seller has made available to Purchaser true, current and complete copies of, as applicable: (i) the most recent plan document (and all amendments thereto) or a written description of the terms of any unwritten plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Forms 5500; and (iv) the most recent summary plan description and any summaries of material modi¬fications with respect thereto.

(c) Neither the Seller nor any Transferred Entity has any obligation under any Seller Benefit Plan to provide post-employment medical, health, life insurance or other welfare-type benefits to any Business Employees or their beneficiaries, except for continuation coverage required to be provided under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

(d) No Seller Benefit Plan is, and neither the Seller nor any Transferred Entity maintains, sponsors, contributes (or is required to contribute) to, or has any material Liability under or with respect to, any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA); (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); or (iv) multiple employer plan as described in Section 413(c) of the Code.

(e) With respect to each Seller Benefit Plan, all payments, premiums, contributions or reimbursements for all periods ending prior to or as of the Closing that are required to be made with respect to the relevant Business Employees have been made within the time periods prescribed by applicable Laws in all material respects.

(f) Each Seller Benefit Plan and each related trust, insurance contract and fund have been maintained, funded and administered in compliance in all material respects with their terms and with the applicable provisions of ERISA, the Code, and the requirements of other applicable Laws. There are no actions, suits or proceedings (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened in writing with respect to any Seller Benefit Plan that would reasonably be expected to result in any Liability to Purchaser or its Affiliates following the Closing, as applicable, in respect of any Business Employees.

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(g) Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter or opinion letter from the IRS upon which the Seller is currently entitled to rely, and, to the Knowledge of Seller, there are no circumstances that would reasonably be expected to adversely affect the qualified status of any such Seller Benefit Plan.

(h) Neither the execution or delivery of this Agreement nor the consummation of the Transactions (and without regard to any compensatory arrangements entered into between Purchaser or its Affiliates and any Business Employee) will entitle any Business Employee to any payment, or accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any Business Employee. The consummation of the Transactions (and without regard to any compensatory arrangements entered into between Purchaser or its Affiliates and any Business Employee) is not reasonably expected to result in the payment of any compensatory amount to any Business Employee that would be characterized as an “excess parachute payment” under Section 280G of the Code.

Section 3.14. Contracts.

(a) Schedule 3.14(a) sets forth a complete list of the following Contracts (other than purchase orders and invoices entered into in the Ordinary Course of Business) to which the Business Entities are a party to or otherwise bound by (other than any Contract that constitutes an Ancillary Agreement and other than any Seller Benefit Plan), as of the date hereof:

(i) any lease (whether of real or personal property) requiring (A) annual rentals of $500,000 or more or (B) aggregate payments by Transferred Entities and/or Business Units of $500,000 or more;

(ii) that (A) limits or purports to limit the ability of the Business to compete in any line of business, service or product or within any industry or geographical area, (B) grants any right of first refusal, right of first offer or similar right to acquire exclusive rights or ownership with respect to any service, product or Intellectual Property and/or (C) grants “most favored nation” or similar rights to any Person, in the case of clauses (B) and (C) other than Contracts entered into in the Ordinary Course of Business;

(iii) that expressly creates a partnership or joint venture involving an investment or any sharing or profits, losses, costs or liabilities by the Business with any other Person other than another Transferred Entity and/or Business Unit;

(iv) under which any Transferred Entity and/or Business Unit has an outstanding obligation or liability, including any continuing indemnification obligation and any “earn-out” or similar contingent payment obligation, relating to the acquisition or disposition of any business or entity (whether by merger, sale of stock, sale of assets or otherwise);

(v) for the purchase of materials, supplies, goods, equipment or services under which payments in excess of $500,000 were made by or on behalf of the Business during calendar year 2025, other than any Material Contract that can be terminated by any Seller or any Transferred Entity and/or Business Unit at will without premium or penalty on less than ninety (90) days’ notice;

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(vi) for goods and services provided by the Business under which the amount billed by the Business exceeded $750,000 during fiscal year 2025, other than any Material Contract that can be terminated at will without premium or penalty on less than ninety (90) days’ notice;

(vii) relating to indebtedness having an outstanding principal amount, or the making of guarantees or loans by any Transferred Entity and/or Business Unit, in each case, involving amounts in excess of $500,000;

(viii) that requires any outstanding capital commitment or capital expenditure by any Transferred Entity and/or Business Unit in respect of the Business of $250,000 or more, in the aggregate, other than any Material Contract that can be terminated by any Seller or any Transferred Entity and/or Business Unit at will without premium or penalty on less than ninety (90) days’ notice;

(ix) that grants to any Transferred Entity and/or Business Unit (A) ownership or exclusive rights to material Intellectual Property or (B) any other license to material Intellectual Property used in the Business, other than non-exclusive, commercially available software licenses with annual fees of less than $1,000,000; and

(x) reflecting a settlement of any threatened or pending Action containing continuing obligations or restrictions on the Business or any Transferred Entity and/or Business Unit.

The Material Contracts required to be set forth on Schedule 3.14(a) are collectively referred to herein as the “Material Contracts.”

(b) Seller has delivered to Purchaser, in all material respects, true and correct copies of each of the Material Contracts, together with any material amendments, modifications or supplements thereto. Except as set forth on Schedule 3.14(b), (i) Each Material Contract is in full force and effect and is a valid and binding agreement of the Seller or the Business Entity party thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions, (ii) none of the Business Entities or, to the Knowledge of Seller, any counterparty to a Material Contract is in breach of or default thereunder to which it is a party, (iii) none of the Business Entities has received from any counterparty any written notice of termination under any Material Contract, and (iv) to the Knowledge of Seller, no event has occurred that would result in a breach or default under any Material Contract by any Seller or any Business Entity, in each case except as would not have a Material Adverse Effect.

Section 3.15. Real Properties.

(a) Schedule 3.15(a) includes a true and complete list of all owned Real Property and leased Real Property which any of the Business Entities, as of the Closing will own, lease (as tenant) or sublease (as subtenant) (the “Real Property”).

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(b) The Real Property constitutes all the real property that is used or held for use primarily in the conduct of the Business as currently conducted. No Person other than Seller or the Business Entities has the right to use the Real Property. Since January 1, 2022, the Seller or the relevant Business Entity has not received written notice from any Governmental Authority of (i) any pending condemnation proceedings with respect to any Real Property, or (ii) any violation in any material respect of any local planning, zoning or similar land use restrictions of any Governmental Authority. To the Knowledge of Seller, all of the buildings, structures, appurtenances and other improvements situated on any Real Property have been maintained in good condition in all material respects in accordance with the usual business practices of Seller or the relevant Business Entity.

(c) Except as set forth on Schedule 3.15(c), Seller, or one of its Affiliates, as the case may be, has legal title to, or in the case of any leased Real Property that constitutes Real Property or personal property to the extent related to the Business, has valid leasehold interests (or the right to occupy the Real Property under a services agreement or license) in the Ordinary Course of Business.

Section 3.16. Labor and Employment.

(a) Schedule 3.16(a) contains a complete and correct list, as of the date of this Agreement, of each Collective Bargaining Agreement. Since January 1, 2022, there have been no (i) labor strikes, work stoppages or lockouts pending or, to the Knowledge of Seller, threatened in writing against any Seller by or on behalf of any Business Employee, (ii) unfair labor practice charges or material grievances pending, or to the Knowledge of Seller, threatened in writing against any Seller by or on behalf of any Business Employee before any applicable Governmental Authority, or (iii) to the Knowledge of Seller, labor organizing campaigns seeking to authorize representation of any Business Employee by any labor union.

(b) Since January 1, 2022, none of the Business Entities, solely with respect to the Business, has conducted any “mass layoff” or “plant closing” that required the issuance of notice under the Worker Adjustment and Retraining Notification Act of 1988 and any similar U.S. state or local Law.

Section 3.17. Privacy Laws. Except as set forth on Schedule 3.17 and except as would not have a Material Adverse Effect, each of the Business Entities, with respect to the Business has, since January 1, 2022, complied in all material respects with all applicable Privacy Laws. Each of the Business Entities has, with respect to the Business, taken adequate steps consistent with normal industry practices and appropriate to the risks of individuals to (i) maintain and protect the integrity, continuous operation and security of all IT assets used in the Business and (ii) secure the data related to the Business from loss, corruption, unauthorized access or unauthorized use by any Person, and to the Knowledge of Seller, there have been no breaches, violations, outages or unauthorized or accidental access to or use or loss of the foregoing, other than those that were resolved without material cost, material liability or the duty to notify any Person. Since January 1, 2022, none of the Business Entities has received a material complaint from any Person in relation to the processing of Personal Information relating to the Business or a written communication from any Governmental Authority that such Seller is acting or has acted in material breach of or is otherwise being investigated or is the subject of enforcement action in respect of a breach of any Privacy Laws with respect to the Business.

Section 3.18. Finder’s Fee. Other than as set forth on Schedule 3.18, none of the Sellers or Business Entities has incurred any liability to any Person for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

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Section 3.19. Insurance. Schedule 3.19 sets forth a complete list of all material insurance policies that insure the Business Entities. The Business Entities and the Business are insured in amounts no less than as required by applicable Law and any Material Contract, other than any failure to be so insured that would not have a Material Adverse Effect. All such insurance policies are in full force and effect, in all material respects, and all premiums due and payable on such insurance policies have been timely paid, in all material respects. None of the Business Entities is in breach or default, and none of the Business Entities has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any such insurance policies. No notice of cancellation, termination or non-renewal has been received by any of the Business Entities with respect to any such insurance policies. This Section 3.19 shall not apply to any Benefit Plan or any other employee benefit plan or arrangement.

Section 3.20. Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article III (as modified by the Disclosure Schedules), the certificates delivered pursuant to Section 2.07(a) and Section 2.07(e) and the other Transaction Documents, none of the Sellers, Business Entities nor any Affiliate of the Sellers or the Business Entities nor any of their respective officers, employees, agents or representatives makes or has made any representation or warranty, express or implied, at law or in equity, with respect to the Business, the Business Units, the Transferred Equity Interests or the past, present or future condition of any of the assets, liabilities or operations, or the past, current or future profitability or performance, individually or in the aggregate, of the Business, the Business Entities, the Business Units, the Transferred Equity Interests or any other matter, and Seller, on behalf of itself and the Business Entities and their respective Affiliates, successors, assigns, officers, directors, managers and advisors, specifically disclaims any such other representations or warranties. Except for the representations and warranties expressly set forth in this Article III (as modified by the Disclosure Schedules), the certificates delivered pursuant to Section 2.07(a) and Section 2.07(e) and the other Transaction Documents, Seller, on behalf of itself and the Sellers, Business Entities and their respective Affiliates, successors, assigns, officers, directors, managers and advisors, hereby disclaims all liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Purchaser or any of Purchaser’s Affiliates or any representatives of Purchaser or any of its Affiliates, including omissions therefrom. Without limiting the foregoing, neither the Sellers, Business Entities or their respective Affiliates, successors, assigns, officers, directors, managers and/or advisors makes any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Purchaser or any of its Affiliates or any representatives of Purchaser or any of its Affiliates regarding the success, profitability or value of the Business Entities, the Transferred Equity Interests, the Business Units or the Business.

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Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants and acknowledges and agrees to Seller that:

Section 4.01. Organization. Purchaser is a Delaware corporation, and Purchaser and each of its Affiliates that is party to any Transaction Document (each, a “Purchaser Party”) are, or will be as of the Closing, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Purchaser Party (a) has all requisite power and authority to carry on its business as it is now being conducted, and (b) is duly qualified or otherwise authorized to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified or otherwise authorized, except, in the case of clause (b), as would not have, individually or in the aggregate, an adverse effect on, or materially delay, the ability of Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.02. Authority. Each Purchaser Party has all requisite power and authority to execute, deliver and perform its obligations under the Transaction Documents to which such Purchaser Party is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Purchaser Party of the Transaction Documents to which such Purchaser Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Purchaser Party, and no other corporate or other proceeding on the part of such Purchaser Party is necessary to authorize the execution, delivery and performance by such Purchaser Party of the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the other Transaction Documents to which each Purchaser Party is a party shall have been, duly executed and delivered by such Purchaser Party, and, assuming due authorization and delivery by Seller, this Agreement constitutes, and assuming due authorization and delivery by the other parties thereto, upon their execution each such Transaction Document shall constitute, valid and binding obligations of such Purchaser Party, enforceable against such Purchaser Party in accordance with their terms, subject to the Enforceability Exceptions.

Section 4.03. No Conflict; Governmental Authorizations.

(a) The execution and delivery by each Purchaser Party of the Transaction Documents to which it is a party and the consummation by such Purchaser Party of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any organizational documents of such Purchaser Party, (ii) violate, conflict with or result in a breach of, or constitute a default by (or create an event which, with notice or lapse of time or both, would constitute a default by) such Purchaser Party, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien (except for Permitted Liens) upon any material assets of the Purchaser Parties under, any material Contract of the Purchaser Parties, or (iii) violate or result in a breach of any Permit held by the Purchaser Parties or any Governmental Order or, subject to the matters described in Section 4.03(b), Law applicable to the Purchaser Parties, in the case of clauses (ii) and (iii), except as would not have, individually or in the aggregate, a Material Adverse Effect on, or materially delay, the ability of the Purchaser Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

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(b) No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by the Purchaser Parties in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, other than such consents, registrations, declarations, notices or filings that, if not obtained, would not have, individually or in the aggregate, a Material Adverse Effect on, or materially delay, the ability of the Purchaser Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.04. Litigation. There are no actions, suits, proceedings, claims or investigations pending or, to the Knowledge of Purchaser, threatened in writing concerning Purchaser or any of its Affiliates relating to the Transactions.

Section 4.05. Solvency. Assuming satisfaction of the conditions to Purchaser’s obligation to consummate the Transactions, and after giving effect to the Transactions and the payment of the Purchase Price, including any financing thereof, Purchaser will be Solvent immediately after the completion of the Closing.

Section 4.06. Finder’s Fee. Purchaser has not incurred any liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the transactions contemplated by this Agreement or the other Transaction Documents, in each case, for which Seller or any of its Affiliates may become liable.

Section 4.07. Sufficient Funds. Purchaser (a) has, and will have as of the Closing Date, cash sufficient to enable it to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and pay any expenses incurred by Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and (b) has not incurred, and will not incur between the date hereof and the Closing Date, any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources or capabilities.

Section 4.08. No Reliance.

(a) Purchaser is an informed and sophisticated purchaser and has engaged expert advisors who are experienced in the evaluation and purchase of businesses such as the Business (including the Transferred Equity Interests) as contemplated hereunder and has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Business. Purchaser acknowledges that it has had such access to the information, documents, personnel and properties of the Business Entities and relating to the Business as it deems necessary and appropriate to make such independent evaluation and purchase.

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(b) Purchaser has agreed to purchase the Transferred Equity Interests and other Business Units as set forth on Annex C on an “AS IS, WHERE IS AND WITH ALL FAULTS” basis as of the Closing Date, based on its own inspection, examination and determination with respect to all matters and without reliance upon any representations, warranties, communications or disclosures of any nature other than those expressly set forth in Article III of this Agreement, the certificates delivered pursuant to Section 2.07(a) and Section 2.07(e) and the other Transaction Documents. Purchaser agrees that the representations and warranties set forth in Article III, the certificates delivered pursuant to Section 2.07(a) and Section 2.07(e) and the other Transaction Documents, in each case, by Seller are in lieu of, and Purchaser hereby expressly waives all rights to, any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other statute, including the warranties of merchantability and fitness for a particular purpose.

(c) Without limiting the generality of the foregoing or Section 11.01, Purchaser, in entering into this Agreement, acknowledges and agrees that (i) no officer, agent, advisor, employee or representative of the Seller and none of their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article III of this Agreement, the certificates delivered pursuant to Section 2.07(a) and Section 2.07(e) and the other Transaction Documents, (ii) Purchaser is relying solely on the representations and warranties set forth in Article III of this Agreement, the certificates delivered pursuant to Section 2.07(a) and Section 2.07(e) and the other Transaction Documents, and (iii) none of the Sellers, the Business Entities nor any other Person makes any representation or warranty, express or implied, with respect to, and Purchaser expressly disclaims any reliance on, (A) any information included in information packages delivered to Purchaser related to the Business (including the Transferred Equity Interests ) or other matters, (B) any information, written or oral and in any form provided, made available to it or any of its agents, accountants, advisors, employees or representatives, (C) any projections, estimates or budgets delivered to or made available to it or any of its agents, advisors, employees or representatives, or which is made available to it or any of its agents, advisors, employees or representatives after the date hereof, or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any Seller or the future business and, (D) the operation of the Business by Purchaser after the Closing in any manner, (E) the probable success or profitability of the ownership, use or operation of the Business (including the Business Units) by Purchaser after the Closing or (F) the accuracy or completeness of any other information, written or oral and in any form provided, or documents previously made available or which is made available after the date hereof to it or any of its agents, advisors, employees or representatives with respect to any of the Business Entities, the Transferred Equity Interests, the Business Units or their respective businesses and operations or other related matters, whether in expectation of the transactions contemplated by this Agreement or otherwise.

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Article V

CONDITIONS TO CLOSING

Section 5.01. Conditions Precedent to Purchaser’s Obligations at the Closing. All of the obligations of Purchaser hereunder are subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived, to the extent permitted by applicable Law, in whole or in part by Purchaser in writing):

(a) The representations and warranties of Seller contained herein (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), other than the Seller Fundamental Representations shall be true and correct on and as of the Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct as of the date specified), unless the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect. Each of the Seller Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that are made as of a specific date shall be true and correct in all material respects, as of the date specified.

(b) Seller shall have or have caused the applicable Sellers to have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement and the other Transaction Documents (subject to Section 2.07(c)) to be complied with and performed by Seller at or before the Closing.

(c) Seller shall have delivered to Purchaser a certificate as of the Closing Date and executed by an authorized officer of Seller to the effect that each of the conditions specified above in Sections 5.01(a) and (b) is satisfied in all respects.

(d) No Law enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of any of the Transactions (each, a “Closing Legal Impediment”) shall be in effect.

(e) All Antitrust Approvals and Foreign (Direct) Investment Approvals specified on Section 5.01(e) shall have been obtained.

(f) Seller shall have or caused the applicable Sellers to have assigned and delivered, or caused one or more of its Affiliates to sign and deliver, the Ancillary Agreements.

(g) Seller shall have delivered or obtained all consents, notices or approvals, as required, for all applicable works councils and/or labor unions of the French Subsidiary in connection with the Transactions.

(h) Seller shall have delivered the French Acceptance Notice such that the French Equity Transfer will take place on the Closing Date as contemplated by Section 2.02(b) (collectively, the “French Equity Transfer Approval”).

(i) A PCAOB audit of the Business for fiscal years 2024 and 2025 (the “PCAOB Audit”) shall have been completed and shall reflect (i) an unqualified (clean) audit opinion and (ii) Gross Profit minus capital expenditures of at least $12,000,000 in each of fiscal years 2024 and 2025 (the “PCAOB Audit Condition”); provided, that, in the event a clean PCAOB Audit opinion satisfying the foregoing is not obtained prior to the Outside Date, Purchaser shall have the right to terminate this Agreement pursuant to Section 9.01.

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Section 5.02. Conditions Precedent to Seller’s Obligations on the Closing Date. All of the obligations of Seller hereunder are subject to the fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived, to the extent permitted by applicable Law, in whole or in part by Seller in writing):

(a) The representations and warranties of Purchaser set forth in this Article IV of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality), other than the Purchaser Fundamental Representations, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct only as of such date), unless, the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby. Each of the Purchaser Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that are made as of a specific date shall be true and correct in all material respects only as of such date.

(b) Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement and the other Transaction Documents (subject to Section 2.07(c)) to be complied with and performed by Purchaser at or before the Closing.

(c) Purchaser shall have delivered to Seller a certificate dated as of the Closing Date and executed by an authorized officer of Purchaser to the effect that each of the conditions specified above in Section 5.02(a) and Section 5.02(b) is satisfied in all respects.

(d) No Closing Legal Impediment shall be in effect.

(e) Purchaser shall have signed and delivered, or caused one or more of its Affiliates to sign and deliver, the Ancillary Agreements.

(f) Seller shall have obtained the French Equity Transfer Approval.

Article VI

CERTAIN COVENANTS

Seller covenants and agrees with Purchaser and Purchaser covenants and agrees with Seller that during the period from the date of this Agreement to the Closing Date for each Business Unit:

Section 6.01. Conduct of Business.

(a) Except as otherwise permitted by this Agreement, as required by applicable Law, or as consented to by Purchaser in writing (such consent not to be unreasonably withheld, conditioned or delayed), Seller agrees to (and to cause the Sellers and the Business Entities to) use commercially reasonable efforts to run the Business in the Ordinary Course of Business (other than in order to comply with the specific restrictions set forth in Section 6.01(b)).

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(b) Except as required by applicable Law or as otherwise expressly required by the terms of this Agreement, to the extent that any of the following actions are not in the Ordinary Course of Business, Seller will (to the extent primarily related to the Business) seek the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) to (or for any Transferred Entity and/or Business Unit to):

(i) materially increase the compensation or employee benefits payable or to be provided to any Business Employee or materially amend any Seller Benefit Plan to the extent applicable to any Business Employee;

(ii) make any material change in any of its present financial accounting methods and practices other than changes in the Ordinary Course of Business and other than as may be appropriate to conform to GAAP or as may be required by applicable Law;

(iii) waive any material claims or rights of material value that relate exclusively to the Business;

(iv) transfer, assign or grant any license or sublicense of any material rights under or with respect to any material Intellectual Property outside the Ordinary Course of Business;

(v) create or allow the Business to create, incur, assume or guarantee any indebtedness for borrowed money;

(vi) (a) make, revoke or change any material Tax election, (b) adopt, elect or change any material method of accounting for Income Tax purposes, (c) amend any material Tax Return, or (d) settle any material Tax Action, in each case other than in the Ordinary Course of Business consistent with past practice or as required by applicable Law (including Tax Laws); and

(vii) agree, whether in writing or otherwise, to do any of the foregoing.

(c) Notwithstanding the foregoing, nothing herein will prevent Seller or any of its Affiliates from taking actions, including (i) contributions, transfers, assignments and acceptances of assets and liabilities, subject to Section 6.01(d); (ii) the repayment of indebtedness and the extinguishment of Liens; and (iii) the cancellation of any intercompany contracts and other agreements that will not constitute Material Contracts, in each case in order to facilitate the consummation of the Transactions.

(d) Seller shall be permitted to transfer, distribute or repatriate, or cause to be transferred, distributed or repatriated, any cash or cash equivalents, other than Restricted Cash, from any Business Entity at any time and from time to time; provided, that any such transfer, distribution or repatriation shall not result in material overdue payables of any Business Entity as of the Closing Date outside of the Ordinary Course of Business.

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Section 6.02. Certain Covenants Regarding the Transferred Entities. Except as otherwise required by this Agreement or permitted pursuant to Section 2.02, Seller agrees not to, and to cause the Transferred Entities and/or Business Units not to issue or sell any capital stock or other equity interests or options, warrants, calls, subscriptions or equity rights to purchase any capital stock or other equity interests of the Transferred Entities or Business Units to a Person.

Section 6.03. No Undue Interference. From the date of this Agreement to the Closing Date, except as otherwise permitted by this Agreement or consented to by Seller in writing, Purchaser shall not interfere with the relevant Business or any relevant Business Employee in any inappropriate or undue manner.

Section 6.04. Publicity. From the date hereof until the Closing or earlier termination of this Agreement, Purchaser and Seller shall not, and each shall cause its Affiliates and its and their representatives not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby, without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of Purchaser or Seller, disclosure is otherwise required by applicable Law or the rules of any stock exchange, as applicable; provided that, to the extent required by applicable Law or by the rules of any stock exchange, the party intending to make such release or announcement shall use its commercially reasonable efforts, consistent with such applicable Law, to consult with the other party with respect to the text thereof; provided, further, that (A) Purchaser and Seller are permitted to disclose the consummation of the Transactions (but not, without the consent of the other party, price terms or the name of such other party) on their websites and otherwise in the ordinary course of their businesses and (B) Purchaser and Seller are permitted to report and disclose the status and terms of this Agreement and the transactions contemplated hereby to their respective (or their respective sponsors’) direct or indirect, current and prospective, investors or limited partners if required by the governing documents with those investors or limited partners and otherwise in the ordinary course of their business or if such report or disclosure is in connection with any fund raising activities of such Persons, in each case, so long as such investors or limited partners are subject to confidentiality obligations with respect to such information. If Purchaser, based on the advice of its counsel, determines that this Agreement, or any of the other Transaction Documents, must be publicly filed with a Governmental Authority, then, subject to applicable Law, Purchaser, prior to making any such filing, shall provide Seller and its counsel with a redacted version of this Agreement (and any other Transaction Document) which it intends to file, and will give due consideration to any comments provided by Seller or its counsel and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Authority of those sections specified by Seller or its counsel.

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Section 6.05. Commercially Reasonable Best Efforts; Regulatory Approvals. Subject to any obligation imposed by Law, including all antitrust, competition and foreign (direct) investment Laws:

(a) Subject to the terms and conditions set forth in this Agreement, including Section 1.01(a), each of Seller and Purchaser shall use reasonable best efforts to make any Antitrust Filings and any other filings required by applicable Law. Purchaser shall use its reasonable best efforts to (i) obtain required consents, approvals (including any required Antitrust Approvals), authorizations, qualifications and orders of Governmental Authorities and other third parties and (ii) take other actions, in each case as is necessary to consummate the Transactions as soon as reasonably practical following the date of this Agreement; provided that Seller shall have no obligation to pay money or make any concessions to obtain such consents. Purchaser shall not, and shall cause its Affiliates not to, willfully take any action or enter into any transaction that will have the effect of delaying, impairing or preventing consummation of the Transactions. In addition to the foregoing, Purchaser agrees to provide such evidence as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder. Subject to appropriate confidentiality protections, each of the parties hereto will cooperate with and furnish to the other party such necessary information and assistance as such other party may reasonably request in connection with the foregoing. As soon as practicable and in no event later than thirty (30) calendar days after the date of this Agreement, Purchaser shall form or otherwise identify to Seller the Affiliate of Purchaser in each jurisdiction that will acquire any Transferred Entity and/or Business Unit, in each case, related to such jurisdiction (including, if required by applicable Law, executing the applicable Local Transfer Documents).

(b) As soon as reasonably practicable after the date hereof, but in no event later than five (5) days after the date hereof (unless, in each case, a later date is mutually agreed between the parties), Seller and Purchaser shall file any required Antitrust Filings and any other filings required under any applicable Laws and shall provide as promptly as practicable to any Governmental Authority whose consent, authorization, order or approval is required in connection with the Transactions any additional information, documentation or other material or testimony required under any applicable Laws or otherwise properly requested. The parties shall use their reasonable best efforts to obtain early termination or acceleration of any applicable waiting or review period, to the extent permitted by Law, from the applicable Governmental Authorities. The parties also shall use their reasonable best efforts to cooperate by providing information reasonably requested by the other party in order to fulfill the foregoing obligations. Subject to applicable Law and except as required by any Governmental Authority, Purchaser shall not (i) agree to extend any waiting period under any antitrust or competition or foreign (direct) investment Law without the prior written consent of the Seller; (ii) enter into any agreement with any Governmental Authority not to consummate the Transactions without the prior written consent of the Seller; or (iii) take any other action, and shall cause its Affiliates not to take any action, that would reasonably likely prevent or delay the receipt of any Antitrust Approvals or Foreign (Direct) Investment Approvals, in each case, to the extent necessary for the timely consummation of the Transactions contemplated by this Agreement unless Purchaser is terminating this Agreement in accordance with Article IX. Purchaser will not withdraw its initial filing under any applicable antitrust, competition or foreign (direct) investment Law from any Governmental Authority, as the case may be, and refile it unless Seller has consented in advance to such withdrawal and refiling (such consent not to be unreasonably withheld, conditioned or delayed) unless Purchaser is terminating this Agreement in accordance with Article IX.

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(c) Subject to applicable Law relating to the exchange of information, Purchaser and Seller and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions, and they shall consider in good faith the views of the other party regarding such filing or submission, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, any Governmental Authority in connection with the Transactions, (iii) consult with the other party, and consider in good faith the views of the other party, prior to entering into any agreement with any Governmental Authority with respect to the Transactions, (iv) furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions and (v) keep each other apprised of the status of any communications with and inquiries or requests for additional information from any Governmental Authority. Purchaser and Seller shall, to the extent permitted by the relevant Governmental Authority, provide each other and their respective counsel with advance notice of and the opportunity to participate in any in-person discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions and to participate in the preparation for such discussion or meeting. Purchaser also agrees to keep Seller fully informed about any antitrust or foreign (direct) investment issues raised by any Governmental Authority. Any materials exchanged in connection with this Section 6.05 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns (including with respect to other businesses of Purchaser), and to remove references concerning the Purchaser’s consideration of the transactions contemplated by this Agreement or other competitively sensitive material; provided that the parties hereto may, as they deem advisable and necessary, designate any materials provided to the other under this Section 6.05 as “outside counsel only.” In the event materials are designated as “outside counsel only,” such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to the recipient or to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. For purposes of this Section 6.05, to the extent necessary to obtain the waiver or consent from any Governmental Authority required to satisfy the conditions set forth in Sections 5.01(e) or 5.02(e), as applicable, to obtain consents, approvals, authorizations, qualifications or orders of Governmental Authorities or to avoid the entry of or have lifted, vacated or terminated any Closing Legal Impediment, Purchaser shall: (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, and in connection with the consummation of the Transactions, the sale, divestiture or disposition (including by licensing any Intellectual Property) of any assets of the Business and/or any other assets or businesses of Purchaser or any of its Affiliates (or equity interests held by Purchaser or any of its Affiliates in entities with assets or businesses); (ii) terminate or modify any existing relationships and contractual rights and obligations of the Business or the Purchaser or any of its Affiliates; and (iii) otherwise offer to take or offer to commit to take any action which it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits its freedom of action with respect to, or its ability to retain, any portion of the Business and/or any other assets or businesses of Purchaser or any of its Affiliates (or equity interests held by Purchaser or any of its Affiliates in entities with assets or businesses). Notwithstanding anything contained in this Section 6.05 or elsewhere in this Agreement, (a) Purchaser shall not be required to commence any Action against, or defend any Action by, any Governmental Authority or Person challenging the consummation of the transactions contemplated by this Agreement; and (b) Purchaser shall not be required to, and none of the parties to this Agreement may, without the prior written consent of Purchaser, take any action, or commit to take any action, or agree to any condition or limitation that (x) for the avoidance of doubt, relates to the assets, properties, contractual rights, services, or businesses of Purchaser or any of its Affiliates, or (y) would be, individually or in the aggregate, materially detrimental to (1) the Purchaser, or (2) Purchaser’s expected benefits of the transactions contemplated by this Agreement. For the avoidance of doubt, Purchaser’s obligations under this Section 6.05(c) shall be absolute and shall not be qualified or limited by what may be considered commercially reasonable.

(d) The filing fees and expenses with respect to any Antitrust and Foreign (Direct) Investment Filings and other filings made under this Section 6.05 shall be borne by Purchaser.

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Section 6.06. Access.

(a) Each party shall give the other party and its accountants, legal counsel and other representatives reasonable access, as such party may request in writing with reasonable advance notice, for the sole purpose of allowing such party to successfully transition the Business, during normal business hours and without undue interruption of the Business throughout the period prior to the Closing, to all of the properties, books and records (other than records relating to Income Taxes, materials subject to confidentiality obligations or attorney-client or other privilege, any books or records containing or depicting IP Rights of such disclosing party or any of its Affiliates and, for the avoidance of doubt, other than where access to such information is prohibited by applicable Law) to the extent relating to the Business, and will furnish, at the requesting party’s expense, each party, its accountants, legal counsel and other representatives during such period all such information (other than records relating to Income Taxes, materials subject to confidentiality obligations or attorney-client or other privilege, any such books or records containing or depicting IP Rights of such disclosing party or any of its Affiliates and, for the avoidance of doubt, other than where access to such information is prohibited by applicable Law) to the extent relating to the Business as such party may reasonably request; provided, further, that this Section 6.06 shall not entitle either party or its accountants, legal counsel or other representatives to contact any third party doing business with such party or its Affiliates or access the properties, books or records of any such third party or of either party or its Affiliates to the extent related to any business of either party or its Affiliates other than the Business, in each case without such party’s prior written consent, and neither party nor any of its representatives shall conduct any invasive investigation, sampling or testing of any environmental media (including groundwater, surface water, soil, soil gas, sediment, air, or building materials). Neither party nor its representatives shall contact any suppliers, customers, landlords and other business relations or Business Employees regarding or in connection with the transactions contemplated hereby without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) such party.

(b) The parties acknowledge that the information being made available to each party and its Affiliates by each party and its Affiliates (or its agents or representatives) is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the terms of the Confidentiality Agreement will terminate solely with respect to information relating to the relevant part of Business; provided that each party acknowledges that any and all other information provided or made available to it or its representatives concerning the other party or any of its other Affiliates will remain subject to the terms and conditions of the Confidentiality Agreement and all other provisions of the Confidentiality Agreement shall survive in accordance with its terms after the final Closing.

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Section 6.07. Closing I/C Liabilities. Prior to the Closing, Seller shall or cause the applicable Sellers to settle the Closing I/C Liabilities in accordance with Annex B.

Section 6.08. R&W Insurance. If Purchaser obtains a representation and warranty insurance policy in connection with the Transactions (the “R&W Insurance Policy”), Purchaser shall not waive, amend or modify the R&W Insurance Policy in a manner adverse to Seller without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). The R&W Insurance Policy shall include a provision whereby the insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against Sellers or any of their Affiliates, Business Entities or any former or current equityholders, managers, members, directors, officers, employees, agents, advisors and representatives of any of the foregoing with respect to any claim made by any insured thereunder (except for Fraud in connection with the Transactions).

Section 6.09. Non-Competition; Non-Solicitation. For a period of three (3) years following the Closing Date (the “Restricted Period”), Seller and each of the Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly, own, manage, operate, control, be employed by, provide services to, participate in or be connected with any business or enterprise that competes with the Business as conducted as of the Closing Date; provided, however, that the foregoing restriction shall not apply to (i) MiddleGround Capital, any of its Affiliates, any funds, vehicles or portfolio companies affiliated, managed, or sponsored by MiddleGround Capital or any vehicle or Person in which MiddleGround Capital has any kind of interest (other than Seller and its Affiliates constituting the Business), (ii) any buyer of the remaining businesses of Seller not included in the Transactions (“RemainCo”) or any Affiliates of such buyer, or (iii) RemainCo and its operations until RemainCo is sold. During the Restricted Period, Seller and each of the Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly, solicit or recruit any Transferred Employee for employment or engagement; provided that general solicitations or advertisements not specifically targeted at Transferred Employees shall not constitute a violation of this Section 6.09.

Section 6.10. Landlord Consents. The parties shall use commercially reasonable efforts to cooperate with each other in seeking any landlord consents that both parties determine, acting reasonably and in good faith, are necessary or desirable in connection with the Transactions. Notwithstanding the foregoing, Seller shall be primarily responsible for using commercially reasonable efforts in obtaining all landlord consents. Seller shall promptly notify Purchaser of any landlord that has indicated it may withhold, condition or delay consent, or impose any rent increase or other material modification as a condition of consent, and the parties shall cooperate in good faith to resolve any such issue. Neither party shall have any obligation to (a) accept any modification to any lease that would materially impair the ability to occupy and operate any leased Real Property following the Closing or (b) (i) incur any material additional costs or expenses, (ii) provide any security deposit or collateral commitment, or (iii) assume any liability for cross-defaults under any other lease or agreement, in each case, as a condition to obtaining any landlord consent.

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Article VII

POST-CLOSING COVENANTS

Seller covenants and agrees with Purchaser and Purchaser covenants and agrees with Seller that during the period commencing after the Closing:

Section 7.01. Access. The parties agree that after the Closing, the other party or its authorized representatives may, at the requesting party’s cost and expense, make copies of those books and records (or redacted portions thereof) that relate exclusively to the Business, except where providing copies is prohibited by applicable Law. The requesting party shall reimburse the other party for reasonable, out-of-pocket, expenses incurred in providing such assistance.

Section 7.02. Insurance. The coverage under all insurance policies related to the Business and arranged or maintained by Seller or its Affiliates is only for the benefit of Seller and its Affiliates, and not for the benefit of Purchaser or the Business; provided, however, that Seller and its Affiliates shall continue to defend the Current Litigation through the Seller and its Affiliates’ insurance policies until finally resolved. As of the Closing Date, Purchaser agrees to arrange for its own insurance policies with respect to the Business covering all periods and agrees, except for the Current Litigation, not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Business.

Section 7.03. Payments from Third Parties. In the event that, on or after the Closing Date, either party shall receive any payments or other funds due to the other pursuant to the terms of any of the Transaction Documents, then the party receiving such funds shall promptly forward such funds to the proper party. For the avoidance of doubt, if Sellers fail to transfer any cash away from the Business (including any cash held in foreign bank accounts of the Business Entities, including those domiciled in the People’s Republic of China and India) as of the Closing, such cash shall belong to the Purchaser following the Closing without adjustment to the Purchase Price. The parties acknowledge and agree there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under any of the Transaction Documents.

Section 7.04. Tax Matters.

(a) Tax Returns.

(i) Seller shall (at its sole expense) timely prepare and file, or shall cause to be prepared and timely filed, all pass-through Income Tax Returns of the Transferred Entities with respect to any taxable period ending on or before the Closing Date (each, a “Seller Prepared Return”). Each Seller Prepared Return shall (x) be prepared consistent with the past practices of such Transferred Entity, unless otherwise required by applicable Law, and (y) be submitted by Seller at least thirty (30) days prior to the due date of such Tax Return for Purchaser’s review and comment. Seller shall consider in good faith any reasonable comments made by Purchaser in respect of any such Seller Prepared Return, and shall timely file all such Seller Prepared Returns and remit the applicable Taxes shown as owing on such Tax Returns.

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(ii) Purchaser shall, at the cost and expense of the Transferred Entities, prepare and file (or cause to be prepared and filed) Tax Returns of the Transferred Entities that are not Seller Prepared Returns, including all Tax Returns that relate to Straddle Periods. Each such Tax Return shall be prepared in a manner consistent with past practices of the respective Transferred Entity unless required by applicable Law. At least thirty (30) days prior to the due date for filing any such Tax Return prepared by Purchaser pursuant to this Section 7.04(a)(ii) (or, if the due date for any such Tax Return is within thirty (30) days of the Closing, as soon as reasonably practicable) that could materially (y) increase the liability of Seller on a pass-through basis by operation of Law or pursuant to the terms of this Agreement, or (z) affect the amount of Tax refunds due to Seller pursuant to Section 7.04(d), Purchaser shall provide Seller with a copy of each such Tax Return for Seller’s review and comment, and shall consider in good faith any reasonable comments timely received from Seller with respect to such Tax Return.

(b) Straddle Periods. (i) Any Taxes, other than property or similar Taxes, of the Transferred Entities relating to any Straddle Period shall be allocated between the Pre-Closing Tax Period and the portion of such Straddle Period beginning after the Closing Date by treating the relevant Tax period as if it ended on (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the period beginning after the Closing Date in proportion to the number of days in each period to which such exemption, allowance or deduction is applicable, and (ii) any property or similar Taxes relating to any Straddle Period shall be allocated between the Pre-Closing Tax Period and the portion of such Straddle Period beginning after the Closing Date on a daily basis, with the portion of such Taxes that are attributable to the Pre-Closing Tax Period determined by multiplying the amount of such Taxes by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period.

(c) Cooperation. The parties will cooperate as and to the extent reasonably requested by any other party in connection with the filing of any Tax Return or claim for refund and any proceeding with respect to Taxes or Tax Returns of any Transferred Entity. Such cooperation will include the retention and (upon any party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or proceeding and making employees available (if applicable) on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) Tax Refunds. After the Closing, to the extent Purchaser or any of its Affiliates or Subsidiaries (including any Transferred Entity) receives any Income Tax refund or is otherwise given credit for any overpayment of Income Taxes (including as a result of installments or estimated Tax payments) from any Governmental Authority in connection with or arising out of a Transferred Entity’s payment of Income Taxes with respect to any Pre-Closing Tax Period, Purchaser, its Affiliates or such Transferred Entity shall pay (or cause to be paid) to Seller within five (5) Business Days of such receipt or credit for overpayment, by wire transfer of immediately available funds to accounts designated by Seller to Purchaser, the amount of such refund or credit for overpayment and any interest received thereon.

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(e) Tax Indemnity. Notwithstanding anything in this Agreement to the contrary, following the Closing, solely with respect any Pre-Closing Tax Period, Seller shall be obligated to bear and pay, reimburse, indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to any Income Tax obligations of the Transferred Entities net of any Income Tax receivables (collectively the “Indemnified Income Taxes”).

(f) Tax Audits.

(i) If an audit or other proceeding is commenced, an adjustment is proposed or any other claim is made by any Taxing Authority with respect to any Seller Prepared Return or any pass-through Income Taxes of any Transferred Entity for a taxable period ending on or before the Closing Date (each, a “Pre-Closing Tax Audit”), Purchaser shall promptly notify Seller of such Pre-Closing Tax Audit. Seller shall have the right to control, at Seller’s own expense, any such Pre-Closing Tax Audit and shall keep Purchaser reasonably informed of the status of any such Pre-Closing Tax Audit, provided that Purchaser and its representatives shall be permitted, at Purchaser’s expense, to be present at, and participate in, any such Pre-Closing Tax Audit. Notwithstanding the foregoing, Seller shall not have the right to compromise or settle any such Pre-Closing Tax Audit without Purchaser’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

(ii) If an audit or other proceeding is commenced, an adjustment is proposed or any other claim is made by any Taxing Authority with respect to Taxes of any Transferred Entity for a Straddle Period that could materially increase the Tax liability of Seller on a pass-through basis by operation of Law or pursuant to the terms of this Agreement, or affect the amount of Tax refunds due to Seller pursuant to Section 7.04(d) (each, a “Straddle Period Tax Audit”), Purchaser shall promptly notify Seller of such Straddle Period Tax Audit. Purchaser shall have the right to control any such Straddle Period Tax Audit and shall keep Seller reasonably informed of the status of any such Straddle Period Tax Audit, provided that Seller shall be permitted, at its own expense, to be present at, and participate in, any such Straddle Period Tax Audit. Notwithstanding the foregoing, Purchaser shall not have the right to compromise or settle any such Straddle Period Tax Audit without Seller’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

(g) Post-Closing Actions. Without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Purchaser and its Affiliates shall not, and shall cause the Business Entities not to, (i) other than with respect to the filing of Tax Returns pursuant to Section 7.04(a), file, amend or re-file any Tax Return of a Business Entity with respect to a Pre-Closing Tax Period, (ii) agree to waive or extend the statute of limitations relating to any Taxes of any Business Entity for any Pre-Closing Tax Period, (iii) make, revoke or change any election with respect to, or that has retroactive effect to, any Pre-Closing Tax Period of a Business Entity, (iv) make any election under Section 336 or 338 of the Code (or any similar provision under state, local, or non-U.S. Law) with respect to the acquisition of the Transferred Entities, (v) voluntarily approach any Taxing Authority regarding any Taxes or Tax Return of a Business Entity for a Pre-Closing Tax Period, or (vi) take any other action (or fail to take any action) with respect to a Pre-Closing Tax Period to the extent that such action (or inaction) may result in any additional liability of Seller (or its direct or indirect owners) pursuant to this Agreement or under applicable Law, or affect the amount of Tax refunds due to Seller pursuant to Section 7.04(d).

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Section 7.05. Transaction Expenses and Bonuses. Prior to the Closing, Seller will pay, or cause to be paid, all accrued but unpaid 2026 bonuses that have been approved by Seller or its Subsidiaries prior to the Closing, which approved bonuses are in the aggregate amount of $191,250. Seller will pay, or cause to be paid in cooperation with Purchaser, all sale or transaction bonuses payable to employees of the Business Entities that are committed by Seller to be paid in connection with the Transactions in the Ordinary Course of Business as and when required to be paid at or following the Closing. Seller will remain responsible for and shall pay all 2025 annual bonuses or incentive compensation related to any Business Entity (all of which shall be paid prior to Closing).

Section 7.06. PCAOB Audit Costs. The costs and expenses of the PCAOB Audit shall be borne equally by Seller and Purchaser, with each party responsible for fifty percent (50%) of such costs. Each party shall pay its respective share promptly upon receipt of applicable invoices. The parties shall cooperate in good faith to manage the audit process and shall keep each other reasonably informed of the status of, and any material developments with respect to, such audit.

Article VIII

EMPLOYEE MATTERS

Section 8.01. Employees.

(a) At least fourteen (14) days prior to the Closing Date, Purchaser will make an offer of employment to all of the Business Employees who are not employed by one of the Transferred Entities. With respect to any Business Employee who is not employed by one of the Transferred Entities and is not actively at work on the Closing Date due to an approved leave of absence (including medical leave, military leave, workers compensation leave and short-term or long-term disability) or vacation, such Business Employee shall be offered employment with Purchaser or one of its Affiliates consistent with the requirements of this Article VIII when and if such Business Employee presents himself or herself to Purchaser or its applicable Affiliate for active employment during the six (6)-month period beginning on the Closing Date (or such longer period that may be required under applicable Law).

(b) From and after the date of this Agreement until the Closing Date, Purchaser shall consult with Seller and obtain Seller’s consent before distributing any communications to any Business Employee whether relating to employee benefits, post-Closing terms of employment or otherwise. Purchaser shall provide Seller with advance copies of, and a reasonable opportunity to comment on, all such communications.

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Section 8.02. Transferred Employees.

(a) All Transferred Employees.

(i) For a period of twelve (12) months immediately after the Closing Date (or for such longer period as required by applicable Law, but in any case, not after the date of the applicable Transferred Employee’s termination of employment with Purchaser or any of its Affiliates), Purchaser shall provide to each Transferred Employee (i) a base salary or base wages and cash incentive compensation opportunities (including, in the case of persons receiving commission based income, the rate of commissions) that, in each case, are no less than the base salary or wage rate and cash incentive opportunities (including, in the case of persons receiving commission based income, the rate of commissions) provided to such Transferred Employee by the Seller or any of its Affiliates immediately prior to the Closing Date, (ii) all other employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Transferred Employee immediately prior to the Closing Date and (iii) any other additional terms and conditions of employment required by applicable Law. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Purchaser from terminating any Business Employee following the Closing in the ordinary course of business.

(ii) In addition to and notwithstanding the foregoing provisions of this Section 8.02, Purchaser shall provide each Transferred Employee whose employment is terminated within twelve (12) months following the Closing Date (or within such longer period as required by applicable Law) with severance and other separation benefits which such Transferred Employee would have been eligible to receive under the Seller Benefit Plans as in effect immediately prior to the Closing. Purchaser shall be solely responsible for, and have all liability with respect to, any severance or similar obligation with respect to or arising from the termination of employment with Purchaser or any of its Affiliates of a Transferred Employee.

(iii) Each Transferred Employee shall be given service credit for all purposes under each Purchaser Benefit Plan as of and after the Closing for such Transferred Employee’s service prior to the Closing with Seller or any of its Affiliates (and their predecessors), to the same extent such service is recognized by Seller and its Affiliates under the corresponding Seller Benefit Plan immediately prior to the Closing; provided that such service shall not be credited to the extent it would result in a duplication of benefits.

(iv) Purchaser shall use commercially reasonable best efforts to cause the Purchaser Benefit Plans (i) not to limit or exclude coverage on the basis of any pre-existing condition of any Transferred Employee or dependent (other than any limitation already in effect under the corresponding Seller Benefit Plan) and (ii) to provide each Transferred Employee or dependent full credit, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by such Transferred Employee under the corresponding Seller Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the corresponding Seller Benefit Plan as if such amounts had been paid in accordance with the applicable Purchaser Benefit Plan.

(v) Purchaser or its Affiliates shall assume the Liability for the accrued and unused paid time off of the Transferred Employees as of the Closing Date, and the Transferred Employees shall be permitted to use such accrued and unused paid time off following the Closing in accordance with the applicable paid time off policy of Purchaser or its Affiliates as in effect from time to time.

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(vi) Effective at the Closing, Purchaser shall cause each Transferred Employee who, as of immediately prior to the Closing, was eligible to participate in a Seller Benefit Plan that is a U.S. Tax-qualified defined contribution plan (collectively, the “Seller 401(k) Plans”) to be eligible to participate in a U.S. Tax-qualified defined contribution plan sponsored by Purchaser or any of its Affiliates (the “Purchaser 401(k) Plan”). Commencing as soon as administratively feasible following the Closing Date, Purchaser shall cause the Purchaser 401(k) Plan, to accept “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the accounts of Transferred Employees under the Seller 401(k) Plans, including outstanding loan balances.

(vii) To the extent permitted by applicable Law and any applicable Collective Bargaining Agreement the provisions of this Section 8.02 shall also apply to any Transferred Employees of Automotive Czech employed in the KOP Enterprise.

Section 8.03. Other Employee Issues; Cooperation.

(a) If any Business Employee requires a work permit, work visa, employment pass or other legal or regulatory approval for his or her employment with Purchaser or its Affiliates, Purchaser shall, and shall cause its Affiliates to, use their commercially reasonable best efforts (at their sole cost and expense) to cause any such permit, visa, pass or other approval to be obtained and in effect prior to the Closing Date so that each Business Employee requiring such permit, visa, pass or other approval may be legally employed by Purchaser or its applicable Affiliate as of the Closing Date, and the Purchaser or its applicable Affiliate will assume all employer obligations with respect to any work permits, visas, passes and other approvals with respect to any such Business Employees. Notwithstanding the foregoing, to the extent permitted by applicable Law and any applicable Collective Bargaining Agreement, in the event an applicable work permit, visa, pass or other approval for a Business Employee is not in place with Purchaser or its applicable Affiliate as of the Closing Date the parties shall reasonably cooperate to provide for the services of such Business Employee to be made available exclusively to Purchaser through an employee secondment, services or similar arrangement. Unless such individual remains actively employed and performing services for any of the Business Entities throughout such period, Purchaser shall be responsible for all the economic costs of such individual’s compensation and benefits (including reimbursement for any expenses incurred by such Business Employee, all applicable fees, Taxes and other amounts owed to third parties and all applicable social or national insurance contributions) for the period from the Closing Date and until the applicable work permit, visa, pass or other approval can be obtained (whether or not such individual performs services for Purchaser during such period); provided, however, that Purchaser shall, and shall cause its Affiliates to, continue to use their commercially reasonable best efforts to obtain the applicable work permit, visa, pass or other approval (at the sole cost and expense of Purchaser and its Affiliates).

(b) Following the date hereof, Seller and Purchaser and their respective Affiliates shall reasonably cooperate to implement the obligations of the parties under this Article VIII. To the extent permitted by applicable Law, Seller shall provide to Purchaser and its Affiliates copies of such employment records relating to the Transferred Employees as necessary for Purchaser to establish payroll systems or employee benefit plans as of the Closing and otherwise for Purchaser to satisfy its obligations under this Article VIII. Seller shall be permitted to retain copies of such employment records, except where prohibited by applicable Law. Purchaser and its Affiliates shall ensure that all such records are used only in connection with the employment of such Transferred Employee and shall keep such employment records confidential; provided that Purchaser and its Affiliates shall indemnify and hold harmless Seller and its Affiliates from and against any statutory, common Law or other claims that arise from the use of such employment records other than for employment, compensation or termination-related purposes.

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(c) Purchaser shall be responsible for, and shall defend, indemnify and hold the Seller and its Affiliates harmless against, any severance or other obligations arising with respect to (x) any failure to comply with the terms of this Article VIII, (y) any Business Employee who does not accept Purchaser’s or one of its Affiliates’ offer of employment or who does not automatically transfer by operation of applicable Law to Purchaser or one of its Affiliates because of his or her refusal to transfer or the refusal of applicable labor authorities to accept or approve such transfer, or (z) the termination of employment of any Transferred Employee solely to the extent such termination occurs as a result of an action by the Purchaser or its Affiliates (including the Transferred Entities) after the Closing. Notwithstanding the foregoing, Seller shall be solely responsible for, and shall defend, indemnify and hold Purchaser and its Affiliates harmless against, any and all severance obligations or other termination-related payments arising with respect to any Business Employee whose employment is terminated by Seller or any of its Affiliates on or before the Closing Date.

Article IX

TERMINATION

Section 9.01. Termination. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written agreement of Purchaser and Seller;

(b) by Purchaser by written notice to Seller, if the Closing shall not have occurred on or before the Outside Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.01(b) if the failure of Purchaser to fulfill any obligation under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date;

(c) by Seller by written notice to Purchaser, if the Closing shall not have occurred on or before the Outside Date; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if the failure of Seller to fulfill any obligation under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date.

(d) by Purchaser by written notice to Seller, if there has been a breach by Seller of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement that would cause any condition set forth in Section 5.01(a) or Section 5.01(b) not to be satisfied, and such breach has not been waived by the Purchaser or cured by Seller prior to the earlier to occur of (x) thirty (30) days after receipt by Seller of written notice of such breach from the Purchaser or (y) the Outside Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) at any time during which Purchaser is in material breach of this Agreement;

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(e) by the Seller by written notice to Purchaser, if there has been a breach by Purchaser of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement that would cause any condition set forth in Section 5.02(a) or Section 5.02(b) not to be satisfied, and such breach has not been waived by the Seller or cured by Purchaser prior to the earlier to occur of (x) thirty (30) days after receipt by Purchaser of written notice of such breach from the Seller or (y) the Outside Date; provided, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) at any time during which the Seller is in material breach of this Agreement; and

(f) by Purchaser or Seller by written notice to the other party if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and having the effect set forth in Section 5.01(d) and such Governmental Order or other action shall have become final and non-appealable, unless the failure to consummate the Closing because of such action by a Governmental Authority shall be primarily due to the failure of Purchaser, if Purchaser is seeking to terminate this Agreement, or of Seller, if Seller is seeking to terminate this Agreement, to have fulfilled any of its obligations under this Agreement.

Section 9.02. Effect of Termination. If this Agreement is terminated pursuant to this Article IX, it will become null and void and of no further force and effect, with no liability on the part of any party to this Agreement (or any of their respective Subsidiaries, former, current or future general or limited partners, equityholders, managers, members, directors, officers, Affiliates or agents), except that the provisions of this Section 9.02, Section 9.03 and Article XI will survive any termination of this Agreement; provided, however, that nothing herein shall relieve (a) any party from liability for losses incurred or suffered by any other party as a result of any Fraud or willful misconduct or intentional breach of any covenant or agreement contained in this Agreement (it being acknowledged and agreed by the parties hereto that failure to consummate any Closing by a party that was obligated to do so pursuant to the terms of this Agreement shall be deemed to be an intentional breach of a covenant hereunder), or (b) any party from any obligation to pay a Termination Fee or Reverse Termination Fee that has become payable pursuant to Section 9.03.

Section 9.03. Termination Fees.

(a) If this Agreement is terminated: (i) by Seller pursuant to Section 9.01(c) at a time when Seller would have been entitled to terminate this Agreement pursuant to Section 9.01(e); (ii) by Seller pursuant to Section 9.01(e); or (iii) by Seller at a time when all conditions set forth in Section 5.01 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is then capable of being satisfied at the Closing) and Purchaser has failed to consummate the Closing in breach of its obligations under this Agreement, then Purchaser shall pay, or cause to be paid, to Seller (or its designee) an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Reverse Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Seller, within three (3) Business Days after such termination.

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(b) If this Agreement is terminated: (i) by Purchaser pursuant to Section 9.01(b) at a time when Purchaser would have been entitled to terminate this Agreement pursuant to Section 9.01(d); (ii) by Purchaser pursuant to Section 9.01(d); or (iii) by Purchaser at a time when all conditions set forth in Section 5.02 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is then capable of being satisfied at the Closing) and Seller has failed to consummate the Closing in breach of its obligations under this Agreement, then Seller shall pay, or cause to be paid, to Purchaser (or its designee) an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Purchaser, within three (3) Business Days after such termination.

(c) In no event shall Purchaser be required to pay the Reverse Termination Fee on more than one occasion, and in no event shall Seller be required to pay the Termination Fee on more than one occasion. The Reverse Termination Fee and the Termination Fee shall not be payable in respect of the same termination event, and payment by a party of the Reverse Termination Fee or the Termination Fee, as applicable, shall satisfy such party’s obligations under this Section 9.03 in full.

(d) Each of the parties acknowledges that (i) the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, (ii) the Reverse Termination Fee and the Termination Fee are not a penalty, but rather each constitutes liquidated damages in a reasonable amount that will compensate the receiving party in circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without the agreements contained in this Section 9.03, the parties would not have entered into this Agreement. For the avoidance of doubt, payment of the Reverse Termination Fee or the Termination Fee shall not limit, cap or otherwise affect any party’s right to recover losses incurred or suffered as a result of any Fraud, willful misconduct or intentional breach, as contemplated by Section 9.02.

Article X

SURVIVAL AND INDEMNIFICATION

Section 10.01. Survival. The parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties contained in this Agreement or (except as otherwise expressly set forth therein) any Ancillary Agreement, and in any certificate delivered hereunder, shall terminate effective as of the Closing without the need for any further action by any Person and shall not survive the Closing for any purpose whatsoever, and thereafter there shall be no liability or obligation on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof, in connection therewith or related thereto, (b) the covenants and agreements set forth herein to be performed solely prior to the Closing shall terminate effective as of the Closing without the need for any further action by any Person and shall not survive the Closing for any purpose whatsoever, and thereafter there shall be no liability or obligation on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof, in connection therewith or related thereto, and (c) the covenants and agreements set forth herein to be performed after the Closing shall survive the Closing in accordance with their respective terms only for such period as shall be required for the party required to perform under such covenant or agreement to complete the performance required thereby.

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Section 10.02. Losses. As used in this Article X and this Agreement, “Loss” and/or “Losses” shall mean any kind of actions, claims, losses, liabilities, obligations, damages, costs, expenses (including reasonable attorneys’ fees), Taxes, interest and penalties.

Section 10.03. Indemnification.

(a) By the Sellers. Subject to Section 10.01 and the limitations in this Article X, the Sellers shall jointly and severally indemnify, defend and hold harmless the Purchaser and its representatives (collectively, the “Purchaser Indemnified Parties”) against, and reimburse any Purchaser Indemnified Party for, all Losses that such Purchaser Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) any breach or failure by such Seller or any Affiliate to perform any of its covenants or obligations contained in this Agreement or any Ancillary Agreement to the extent such performance is expressly required after the Closing;

(ii) any liability for (A) the Seller’s Transaction Expenses or (B) Indebtedness (incurred and not repaid prior to Closing);

(iii) any Indemnified Income Taxes; and

(iv) any liability for Current Litigation against any Business Entity.

(b) With respect to each claim under Section 10.03(a), each Seller jointly and severally shall individually be responsible for the indemnification provided for herein (whether or not the indemnifiable damages for such claim are limited to the cap specified below).

(c) By the Purchaser. Subject to Section 10.01 and the limitations in this Article X, the Purchaser shall indemnify, defend and hold harmless each Seller and its respective representatives (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with any breach or failure by the Purchaser to perform any of its covenants or obligations contained in any Transaction Agreement to the extent such performance is expressly required after the Closing.

Section 10.04. Notification of Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the Seller on behalf of the Sellers, or the Purchaser, as applicable (the “Indemnifying Party”) in writing of any actual or imminent Loss or pending or threatened claim or demand that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”) prior to the expiration of the representation, warranty covenant or obligation forming the basis of such Loss or claim or demand, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Loss or claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is actually prejudiced by such failure.

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(b) Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 10.04(a), the Indemnifying Party will assume the defense and control of any Third Party Claim but shall allow the Indemnified Party a reasonable opportunity to participate (but not control) in the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, that, if the Indemnified Party is Purchaser, and Purchaser believes in good faith that such Third Party Claim, or the resolution thereof, would either (i) have a Material Adverse Effect on the Purchaser or (ii) seek to impose an injunction or other equitable relief against the Purchaser Indemnified Party, Purchaser shall have the right to defend in good faith such Third Party Claim, with its own counsel and at its own expense, and the Sellers shall extend reasonable cooperation in connection with such defense. Subject to such exception, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim. The Indemnified Party shall, and shall cause each of its Representatives to, reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the defense of any Third Party Claim. The Indemnifying Party shall not settle any Third Party Claim unless (i) such settlement is on exclusively monetary terms and provides a complete release of, or dismissal with prejudice of, all claims against any Indemnified Party potentially affected by such Third Party Claim for all matters that were or could have been asserted in connection with such claim, or (ii) the Indemnified Party shall have consented in writing to the terms of such settlement, which consent shall not unreasonably be withheld, conditioned or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or refuses to defend the Third Party Claim within a reasonable length of time or ceases to actively defend such Third Party Claim, the Indemnified Party may assume control of the defense of such Third Party Claim with its own counsel, and the Indemnifying Party shall be liable for all costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnified Party in connection with such defense; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed), and any such settlement shall be subject to the limits on the Indemnifying Party’s indemnity obligations set forth herein. If the Indemnified Party assumes the defense of a Third Party Claim pursuant to this Section 10.04(b), the Indemnifying Party shall be liable to repay the Indemnified Party for all reasonable expenses incurred in connection with said defense (including reasonable attorneys’ fees and settlement payments) if it is determined that such request for indemnification was proper under this Section 10.04(b) but shall be subject to the limitations of this Article X.

(c) In the event an Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.04(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within forty-five (45) days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article X. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article X, and the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party pursuant to the terms of this Agreement. If the Indemnifying Party has timely disputed its liability, in whole or in part, with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 11.10, unless otherwise resolved by written agreement between Purchaser and Seller.

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(d) If, prior to the expiration of the applicable period provided in Section 10.01 for survival of claims for indemnification under this Article X, an Indemnified Party shall incur Losses which are otherwise indemnifiable under this Article X, and such Indemnified Party gives written notice of such Losses to the Indemnifying Party in accordance with this Section 10.04 on or before such expiration date, the expiration of such period shall not affect the Indemnified Party’s right to be indemnified for Losses otherwise recoverable but for the expiration of such period.

(e) If there shall be any conflicts between the provisions of this Section 10.04 and Article VII (relating to Tax contests), the provisions of Article VII shall control with respect to Tax contests.

Section 10.05. Exclusive Remedies. Each of the Sellers and the Purchaser acknowledges and agrees that following the Closing, other than in the case of Fraud by the Purchaser or a Seller, the indemnification provisions of Article X shall be the sole and exclusive remedies of the Sellers and the Purchaser, respectively, under this Agreement, including for any breach of the representations or warranties in this Agreement and for any failure to perform or comply with any covenants or agreements in this Agreement; provided, however, that nothing set forth in this Article X shall be deemed to prohibit or limit any party’s right at any time on or after the Closing, to (a) seek injunctive or equitable relief for the failure of any other party to perform any covenant or agreement contained herein and each Party shall have the right to seek specific performance of any duties or obligations of another Party hereunder to the extent permitted by Applicable Law or (b) make a claim under the R&W Insurance Policy. Notwithstanding anything to the contrary herein and without limiting any of the waivers, releases or other limitations set forth in Section 11.21, (i) for purposes of determining any Losses suffered by a Indemnified Party, Losses shall in no event include any punitive or exemplary damages unless owing to an unaffiliated third party, (ii) the aggregate liability of the Seller Indemnifying Parties in all circumstances shall never exceed the Purchase Price, (iii) no Indemnified Party shall be entitled to recover from the Indemnifying Party pursuant to this Article X more than once in respect of the same Losses suffered, or (iv) no Indemnifying Party shall be required to pay any amount in discharge of a valid indemnification claim unless and until the Loss in respect thereof has become due and payable.

Section 10.06. Additional Indemnification Provisions.

(a) The Sellers and the Purchaser agree, for themselves and on behalf of their respective Representatives, that with respect to each indemnification obligation in the Transaction Agreements or any other document executed in connection with the Closing, all Losses shall be net of any third-party insurance proceeds (including the R&W Insurance Policy) which have been recovered by the Indemnified Party after reasonable effort in connection with the facts giving rise to the right of indemnification, (net of any (x) deductibles incurred or required to be paid or utilized first prior to receiving such insurance proceeds; (y) out-of-pocket costs and expenses incurred by Indemnified Party in connection with such claim not reimbursed by such insurer or the Indemnifying Party or (z) premium increases as a result of such claim), provided that the Indemnified Party’s reasonable efforts shall not require it to pursue legal action against an insurer if the Indemnified Party provides the Indemnifying Party the opportunity in accordance with Section 10.04 to pursue and assume the control of such legal action at its own expense. In the event that the Indemnifying Party commenced such legal action, the Indemnified Party shall, and shall cause each of its Representatives to, reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in such legal action.

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(b) In any case where an Indemnified Party recovers from a third Person any amount in respect of a matter for which the Indemnifying Party has indemnified it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery and any deductibles or other Losses from such matter paid by the Indemnified Party), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter. The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.

Section 10.07. Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 10.08. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for all purposes hereunder (including Tax purposes, unless otherwise required by Law).

Article XI

MISCELLANEOUS

Section 11.01. Financial Information and Projections.

(a) In connection with Purchaser’s investigation of the Business, Purchaser has received from Seller various forward-looking statements regarding the Business (including the estimates, assumptions, projections, forecasts and plans furnished to it) (the “Forward-Looking Statements”). Purchaser acknowledges and agrees (i) there are uncertainties inherent in attempting to make the Forward-Looking Statements; (ii) Purchaser is familiar with such uncertainties; (iii) Purchaser is taking full responsibility for making its own investigation, examination and valuation of the Business and has employed outside professionals to assist it with the foregoing; (iv) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements; (v) Purchaser is not relying on any Forward-Looking Statement in any manner whatsoever and (vi) with respect to the foregoing, Purchaser shall have no claim against Seller or any of its Affiliates.

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(b) Seller makes no representation or warranty with respect to the reasonableness of the assumptions underlying any Forward-Looking Statement.

(c) Seller makes no representation or warranty with respect to any Forward-Looking Statement made (i) in the Management Presentation, (ii) in the Data Room, (iii) in any supplemental due diligence information provided or made available to Purchaser, (iv) in connection with Purchaser’s discussions with management of the Business, (v) in negotiations leading to this Agreement or (vi) in any other circumstance.

Section 11.02. Amendment and Modifications. This Agreement may be amended, restated or supplemented or otherwise modified only in a writing signed by all parties hereto.

Section 11.03. Interpretation and Construction.

(a) Unless otherwise provided herein all monetary values stated herein are expressed in U.S. currency and all references to “dollars” or “$” will be deemed references to the lawful money of the United States.

(b) Each accounting term set forth herein and not otherwise defined shall have the meaning accorded it under GAAP as applied by Seller. For the avoidance of doubt, in the event of any discrepancy between GAAP and the provisions of this Agreement, the provisions of this Agreement shall control.

(c) Whenever conversion of values from any Foreign Currency for a particular date or period shall be required, such conversion shall be made using the closing rate provided by Bloomberg at 5:00 A.M. New York City time three (3) Business Days prior to such date.

(d) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, provincial, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When a reference is made in this Agreement to a party or to a Section, Exhibit or Annex, such reference shall be to a party to, a Section of, or an Exhibit or Annex to, this Agreement, unless otherwise indicated. When a reference is made in this Agreement to a Schedule, such reference shall be to the corresponding numbered Schedule of the Disclosure Schedules. All terms defined in this Agreement shall have their defined meanings when used in any Exhibit or Annex to this Agreement or any Disclosure Schedule or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Whenever the words “include,” “includes,” “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (i) (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) all attachments thereto and instruments incorporated therein. The words “asset” and “property” shall be construed to have the same meaning and effect. References to a Person are also to its permitted successors and assigns. In the event of any conflict between this Agreement and any Local Transfer Document, the terms of this Agreement shall control.

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Section 11.04. Waiver. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement. Any waiver of rights hereunder must be set forth in writing, signed by the waiving party.

Section 11.05. Notices. All notices, demands and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) in the case of personal delivery, on the date of such delivery; (b) in the case of electronic mail, on the date of transmittal when transmitted by email prior to 5:00 p.m. New York, New York, time on a Business Day (and when sent outside of such hours at 9:00 a.m. New York, New York time on the next Business Day), provided such electronic mail is not promptly returned as undeliverable; (c) three Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested); and (d) one Business Day after being sent by overnight courier (providing proof of delivery):

if to Seller to:

Firefish TopCo, LLC
c/o MiddleGround Capital Partners
1500 Aristides Blvd
Lexington, KY 40511
Attn: [Intentionally Omitted]
E-mail Address: [Intentionally Omitted]

With a copy (which shall not constitute notice) to:

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Attn:	Omoz Osayimwese
Stephen Pratt
David Cosgrove
Email:	omoz.osayimwese@dechert.com; stephen.pratt@dechert.com; david.cosgrove@dechert.com

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and if to Purchaser to:

Aspire Biopharma Holdings, Inc.

194 Candelaro Drive, #233
Humacao, Puerto Rico 00791
Attn: Chief Executive Officer
Email: [Intentionally Omitted]

and

Lakewood & Company, LLC

2451 Cumberland Parkway, Suite 3627

Atlanta, Georgia 30339

Attn: Gregory J. Corona

Email: greg@lakewoodcompany.com

With a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

1401 New York Avenue, N.W.

Suite 900

Washington, DC 20005
Attn: Christopher Hagan

Email: Hagan.Chris@dorsey.com

Kaufman & Canoles, P.C.
Two James Center, 14th Floor
1021 E. Cary St.
Richmond, VA 23219
Attn: Anthony Basch; J. Britton Williston
Email: tony.basch@kaufcan.com; britton.williston@kaufcan.com

Section 11.06. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of Law or otherwise without the express written consent of each of the other parties, except that (i) Seller may after the Closing, assign all or any portion of its rights or obligations hereunder to any Person in connection with an internal restructuring, joint venture, sale or divestiture of all or a portion of the equity of the Seller or any of its Affiliates, or any other action or combination of actions, in each case without the consent of the Purchaser, and (ii) Purchaser may (A) assign all or part of its rights or obligations in respect of the purchase and acceptance of any Transferred Entity to any of its Affiliates to the extent any such assignment does not delay or otherwise impede closing or otherwise require any additional Antitrust Approval, foreign direct investment approval, or any other authorization, consent or approval from, or notice to, in each case from any Governmental, Authority, or otherwise, (B) on or after the Closing, assign all or any portion of its rights or obligations hereunder to any Person in connection with any debt financing, or (C) after the Closing, assign all or any portion of its rights or obligations hereunder to any Person in connection with an internal restructuring, joint venture, sale or divestiture of all or a portion of the equity interests of Purchaser or any of its Affiliates, or any other action or combination of actions, in each case without the consent of Seller. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

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Section 11.07. Entire Agreement. This Agreement, together with the Annexes, Exhibits, Schedules and Disclosure Schedules expressly contemplated hereby and/or attached hereto and the other agreements (including the Transaction Documents) and certificates delivered in connection herewith including the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the Transactions and supersedes any and all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, including, without limitation, the Letter of Intent, dated as of April 2, 2026, among Purchaser and Seller, which the parties acknowledge is superseded in its entirety by this Agreement. Before signing this Agreement, the parties have had numerous conversations including preliminary discussions, formal negotiations and informal conversations at meals and social occasions, and have generated correspondence and other writings, in which the parties discussed the transaction which is the subject of this Agreement and their aspirations for success. In such conversations and writings, individuals representing the parties may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecasted future events. The parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the transaction. However, it is also recognized that all business transactions contain an element of risk, as do the Transactions, and that it is normal business practice to limit the legal obligations of contracting parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, other than the Confidentiality Agreement entered into between the parties, the Transaction Documents are intended to define the full extent of the legally enforceable undertakings and representations of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in such agreements is intended by either party to be legally binding. Each of the parties acknowledge that in deciding to enter into this Agreement and the other Transaction Documents and to consummate the transaction contemplated hereby and thereby, none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein or therein.

Section 11.08. Third Party Beneficiaries. Other than as explicitly set forth herein, including in Section 8.03(c), Section 9.02 and Article X, and other than Non-Party Affiliates pursuant to Section 11.21, this Agreement does not, and is not intended to, confer upon any Person other than the parties to this Agreement and the other Business Entities any rights or remedies hereunder.

Section 11.09. Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.

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Section 11.10. Submission to Jurisdiction. Each party hereby irrevocably agrees that any action, suit or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then any state or federal court within the State of Delaware), and each party hereby submits to the exclusive jurisdiction of such courts in any such suit, action or other proceeding. A final judgment in any such suit, action or other proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum. Each party further agrees that service of any process, summons, notice or document to such party pursuant to Section 11.05, or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

Section 11.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, Seller and Purchaser shall negotiate in good faith to modify this Agreement so as to affect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 11.12. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.12.

Section 11.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 11.14. Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 11.15. No Presumption Against Drafting Party. Each party acknowledges that it has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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Section 11.16. Further Assurances. Each party agrees to execute such additional instruments, agreements and documents and to take such other actions as may be necessary to effect the purposes of this Agreement.

Section 11.17. Specific Performance. Subject to Section 9.03, each party acknowledges and agrees that remedies at Law would be an inadequate remedy for the breach of any agreement contained herein and that in addition thereto, each party shall be entitled to specific performance of the terms hereof or other equitable remedies in the event of any such breach, without the necessity of proving the inadequacy of remedies at Law and to obtain injunctive relief against any breach or threatened breach of any covenant or agreement contained in this Agreement.

Section 11.18. Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

Section 11.19. Disclosure Schedules. The Disclosure Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed in the Disclosure Schedules shall not be deemed to be an admission or representation as to the materiality of the item so disclosed. With respect to the Disclosure Schedules, any disclosure made on any section or subsection thereof with respect to any representation or warranty shall be deemed to be made with respect to any representation or warranty to which such disclosure’s application or relevance is reasonably apparent on the face of such disclosure.

Section 11.20. Payment of Expenses. Except as otherwise set forth in this Agreement, and whether or not the Transactions are consummated, all costs and expenses associated with this Agreement and the Transactions, including the fees of counsel and accountants, shall be borne by the party incurring such expenses. Without limiting the foregoing, Seller hereby assumes and shall be fully responsible for the payment of all Transaction Expenses.

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Section 11.21. Non-Recourse. Except as expressly set forth in the other Transaction Documents or the Confidentiality Agreement, all claims, obligations, liabilities, or causes of action (whether at Law, in equity, in contract, in tort or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any other Transaction Document, or the negotiation, execution, or performance of this Agreement or any other Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any other Transaction Document ), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or such other Transaction Document (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future equityholder, incorporator, controlling person, general or limited partner, member, Affiliate, assignee or representative of, and any financial advisor to, any Contracting Party, or any current, former or future equityholder, incorporator, controlling person, general or limited partner, Affiliate, assignee or representative of, any of the foregoing or any of their respective successors, predecessors or assigns (or any successors, predecessors or assigns of the foregoing) (collectively, the “Non-Party Affiliates”), shall have any liability (whether in Law or in equity, whether in contract or in tort or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or such other Transaction Document or based on, in respect of, or by reason of this Agreement or such other Transaction Document or its negotiation, execution, performance, or breach (other than as expressly set forth in the other Transaction Documents or the Confidentiality Agreement), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the other Transaction Documents or the Confidentiality Agreement) against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise expressly set forth in the other Transaction Documents or the Confidentiality Agreement, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available, whether at Law, in equity, in contract, in tort or otherwise, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, in each case arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach and (ii) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding the foregoing, the provisions of this Section 11.21 shall not apply to claims for Fraud by a party to this Agreement against a party to this Agreement, in each case, in connection with the Transactions.

Section 11.22. Publicity. After the Closing, Purchaser and Seller shall not, and each shall cause its Affiliates and its and their representatives not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby, without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of Purchaser or Seller, disclosure is otherwise required by applicable Law or the rules of any stock exchange, as applicable; provided that, to the extent required by applicable Law or by the rules of any stock exchange, the party intending to make such release or announcement shall use its commercially reasonable efforts, consistent with such applicable Law, to consult with the other party with respect to the text thereof; provided, further, that (A) Purchaser and Seller are permitted to disclose the consummation of the Transactions (but not, without the consent of the other party, price terms or the name of such other party) on their websites and otherwise in the ordinary course of their businesses and (B) Purchaser and Seller are permitted to report and disclose the status and terms of this Agreement and the transactions contemplated hereby to their respective (or their respective sponsors’) direct or indirect, current and prospective, investors or limited partners if required by the governing documents with those investors or limited partners and otherwise in the ordinary course of their business or if such report or disclosure is in connection with any fund raising activities of such Persons, in each case, so long as such investors or limited partners are subject to confidentiality obligations with respect to such information. If Purchaser, based on the advice of its counsel, determines that this Agreement, or any of the other Transaction Documents, must be publicly filed with a Governmental Authority, then, subject to applicable Law, Purchaser, prior to making any such filing, shall provide Seller and its counsel with a redacted version of this Agreement (and any other Transaction Document) which it intends to file, and will give due consideration to any comments provided by Seller or its counsel and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Authority of those sections specified by Seller or its counsel.

Section 11.23. Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

PURCHASER:

Aspire Biopharma Holdings, Inc.

By
Name:	Kraig Higginson
Title:	Chief Executive Officer

SELLER:

FireFish TopCo, LLC

By
Name:
Title:

[Signature page to Purchase Agreement]

Exhibit A

Definitions

“Accountant” means CBIZ, or if CBIZ is unavailable, unwilling or unable to serve, an independent accounting firm of internationally recognized standing that is reasonably satisfactory to Purchaser and Seller and that has no material relationship with Purchaser or Seller.

“Action” means any judicial, administrative or arbitral actions, suits, investigations, audits or proceedings (public or private) by or before a Governmental Authority (whether civil, criminal, administrative, or otherwise).

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Ancillary Agreements” means, other than this Agreement, the agreements and instruments, including, to the extent required by applicable Law, any Local Transfer Documents and any related instruments of transfer, and including the Transition Services Agreement, the U.S. APA, the KOP APA, and the License Agreement, executed and delivered in connection with the transactions contemplated by this Agreement.

“Antitrust Approvals” means all authorizations, orders, grants, consents, clearances, permissions and approvals and all expirations, lapses and terminations of any required waiting periods (including extensions thereof), in each case under any antitrust, merger control, competition or similar Law required in order to consummate the Transactions.

“Antitrust Filings” means all applicable notifications to or filings with an antitrust, merger control, competition or other similar authority in the United States, the European Union (or any member state thereof) or any other jurisdiction required to consummate the Transactions.

“Automotive Czech” means DURA Automotive Systems CZ, s.r.o., a company incorporated and existing under the laws of the Czech Republic, with its registered office at Průmyslový park 300, Vlčovice, 742 21 Kopřivnice, Czech Republic, Identification No. 260 31 531, registered in the Commercial Register maintained by the Regional Court in Ostrava, Section C, Insert 25141.

“Benefit Plan” means (i) each “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) each other retirement, pension, severance, bonus, commission, incentive, equity or equity-based, group health, welfare, life insurance, disability, change in control, transaction bonus or retention plan, program, agreement or arrangement, in each case, excluding any plan, program, agreement or arrangement required by applicable Law or regulation (e.g., government mandated plans).

“Business” means the business of designing, manufacturing, marketing and selling automotive systems that facilitate electronic driver control and the migration toward vehicle electrification, safety, lightweighting and sustainability, as conducted by the Transferred Entities on the date hereof, and in respect to (a) Automotive Czech, the business conducted by the KOP Enterprise and (b) DUS Operating Inc., the business conducted by the U.S. Enterprise.

“Business Day” means any day, other than a Saturday or a Sunday or a day on which banking and savings and loan institutions are authorized or required by applicable Law to be closed in the State of New York.

“Business Employee” means (a) each employee of the Business Entities who, as of the Closing Date, is exclusively engaged in the Business, (b) each employee of the Business Entities whose employment will transfer to Purchaser or one of its Affiliates on the Closing Date by operation of applicable Law or (c) each Person who is employed by Seller or one of its Affiliates immediately prior to the Closing and is set forth on Schedule Section 8.01, including in all cases of clauses (a), (b) and (c), each such employee who as of the Closing Date is on leave of absence (including medical leave, military leave, workers compensation leave and short-term or long-term disability) or vacation.

“Business Entities” means, collectively, Transferred Entities, DUS Operating Inc. with respect to the U.S. Enterprise and Automotive Czech with respect to the KOP Enterprise.

“Business Unit” means each of the Transferred Entities and with respect to (a) DUS Operating Inc., the U.S. Enterprise and (b) Automotive Czech, the KOP Enterprise, described on Annex C.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each collective bargaining, works council or other material labor union contract to which any Seller or a Transferred Entity is a party or its subject to with respect to the employment of any Business Employee, but excluding any national, industry or similar generally applicable contract or arrangement.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated as of July 20, 2025, between Lakewood & Company, LLC and Seller.

“Contracts” means all contracts, agreements, options, leases, licenses, sales and accepted purchase orders, consensual obligations, promises, undertakings, commitments and other contracts of any kind, to which Seller is a party.

“COVID-19” means the COVID-19 disease caused by the SARS-CoV-2 virus (or any mutation or variation thereof).

“COVID-19 Pandemic” means the outbreak of COVID-19.

“Data Room” means the electronic data room containing documents and materials relating to the Business as constituted as of the Closing Date.

“DAS GmbH” means Dura Automotive Systems GmbH, Schiessstr. 60, 40549 Düsseldorf, Germany, registered in the commercial register at the local court (Amtsgericht) in Düsseldorf under HRB 36406, being an Affiliate.

“Disclosure Schedules” means the Disclosure Schedules attached hereto being delivered by the Sellers on the date hereof setting forth any exceptions to or any disclosures required by Article III and/or Article IV and which identifies the corresponding section of Article III and/or Article IV to which such Schedule relates.

“Emergency Action” means any commercially reasonable actions that the Seller or any of its Affiliates reasonably determine are necessary or prudent for the Business to take in connection with any emergency condition (or the anticipated effects of such emergency condition), including any pandemic or other public health emergency (including the COVID-19 Pandemic), such as actions (i) to suspend or resume operation of all or a portion of any of the Business’s facilities, (ii) intended to mitigate the adverse effects of such condition on the Business or its customers, personnel or stakeholders or (iii) intended to ensure compliance with any Law or Governmental Order or any recommendation by a Governmental Authority.

“Environmental Claim” means all foreign, federal, state and local statutes, laws, common law, regulations, ordinances and other provisions having the force or effect of law, and all judicial and administrative orders and determinations that are binding upon any Transferred Entity, concerning Hazardous Substances or protection of the environment or natural resources, including all those relating to the generation, transportation, treatment, storage, disposal, distribution, discharge, Release, threatened Release, exposure to or cleanup of any Hazardous Substances.

“Environmental Law” means applicable federal, state, provincial, local or foreign Law relating to pollution or protection of the environment or natural resources; provided that in no event shall such Laws or regulations include those applicable to any virus (including COVID-19).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Foreign Currency” means any currency other than U.S. dollars.

“Foreign (Direct) Investment Laws” means any statute, law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict, regulate or screen foreign direct investments into such jurisdiction or country.

“Foreign (Direct) Investment Approvals” means all authorizations, orders, grants, consents, clearances, permissions and approvals and all expirations, lapses and terminations of any required waiting periods (including extensions thereof), in each case under any foreign (direct) Investment Law required in order to consummate the Transactions.

“Fraud” means, with respect to any party to this Agreement, a successful claim (as finally determined by a court of competent jurisdiction) by the other party against such first party for common law liability under the Laws of the State of Delaware for its actual and intentional fraud with respect to the making of representations and warranties pursuant to Article III (in the case of the Seller) or Article IV (in the case of Purchaser); provided, that such actual and intentional fraud of such party shall only be deemed to exist if such party itself (and not any other Person on its behalf (including any Representatives or Affiliates (or any Representatives of any of the foregoing) of such party)) makes a knowing and intentional misrepresentation of a material fact with the intent that the other party rely on such fact, coupled with such other party’s detrimental reliance on such fact under circumstances that constitute common law fraud under the Laws of the State of Delaware.

“French Equity Interests” means 100% of the issued and outstanding equity interests in the French Subsidiary.

“French Subsidiary” means Dura Automotive Systems, a French simplified joint stock company (société par actions simplifiée) having its registered office located at ZI de Molina La Chazotte, rue de la Chazotte, 42350 La Talaudière, France and registered under number 414 362 327 RCS Saint-Etienne.

“French Subsidiary Perimeter” means the French Subsidiary, together with its wholly owned subsidiary Duratronics GmbH.

“GAAP” means generally accepted accounting principles in the United States as of the date of this Agreement, applied in a manner consistent with the Transferred Entities’ past practice.

“Governmental Authority” means any international, multinational, foreign, domestic, federal, territorial, state, municipal, local or other governmental, quasi-governmental, legislative, executive, regulatory, administrative or other authority, agency, commission, official, body, central bank, department, ministry, commission, board, bureau or instrumentality of any country or any court, tribunal or judicial or arbitral body thereof, or any quasi-governmental or private body or instrumentality (including any stock or other securities exchange or professional association) exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, expropriation or taxing authority or power of any nature.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, assessment, arbitration, decision or other award entered by or with any Governmental Authority.

“Gross Profit” means the amount of plant-level EBITDA equal to (a) total sales minus the sum of (b) (i) total material costs, plus (ii) total direct labor costs, plus (iii) total variable overhead costs, plus (iv) total fixed overhead costs, plus (v) customer tooling, as set forth on Schedule B.

“Hazardous Materials” means any substance, material or waste which is or has been listed or regulated as a “hazardous waste,” “hazardous substance,” “toxic waste,” “toxic substance,” “pollutant” “contaminant” or similar term under Environmental Laws, including petroleum, petroleum constituents and any hazardous substance as defined in CERCLA, as well as radioactive materials, asbestos in any form, lead or lead-containing materials, perfluorooctanoic acid (PFOA), perfluorooctane sulfonate (PFOS) or other perfluoroalkyl substances (PFASs), urea formaldehyde foam insulation and polychlorinated biphenyls.

“Income Tax” means any Tax imposed on or determined with reference to gross or net income or profits (but excluding, for the avoidance of doubt, any sales or similar Taxes).

“Indebtedness” means, as of the Closing, without duplication, all liabilities of the Transferred Entities in respect of any funded indebtedness for borrowed money. For the avoidance of doubt and notwithstanding the foregoing, “Indebtedness” does not include, without limitation, (a) any intercompany obligations solely between or among the Transferred Entities, (b) any obligations in respect of any financing obtained by, or at the express direction of, Purchaser in connection with the transactions contemplated hereby, (c) any items included in the definition of Transaction Expenses, and (d) any liabilities in respect of factoring or similar arrangements or agreements.

“Intellectual Property” or “IP Rights” means any and all intellectual property rights worldwide, including: (i) all patents and patent applications, utility models and industrial designs, and all applications and registrations therefor, including continuations, continuations-in-part, divisionals, reexaminations, renewals, extensions, provisionals and reissues with respect thereto, (ii) trademarks, service marks, trade dress, logos, trade names, domain names and other source identifiers, and all registrations of, and applications to register, the foregoing, and all associated goodwill, (iii) copyrights, including copyrights in software, and all registrations of, and applications to register, the foregoing, (iv) databases and data (including all compilations thereof and all rights therein) and (v) trade secrets, and, to the extent confidential, algorithms, methods, processes, technical data, designs, drawings, specifications and know-how.

“Judgment” means any judgment, award, order, writ, injunction, legally binding agreement with a Governmental Authority, stipulation or decree.

“Knowledge of Purchaser” means the actual knowledge of Kraig Higginson.

“Knowledge of Seller” means the actual knowledge of [Intentionally Omitted].

“KOP APA” means that certain asset purchase agreement by and between Automotive Czech and Purchaser governing the sale and transfer of the KOP Enterprise.

“KOP Enterprise” means substantially all the assets and liabilities collectively representing an enterprise (in Czech: obchodní závod) of Automotive Czech relating to the driver control systems business unit, located in Kopřivnice, Czech Republic.

“Law” or “Laws” means any statute, law, ordinance, treaty, rule, code, regulation, Judgment or other binding directive issued, promulgated or enforced by any Governmental Authority.

“Lien” means any deed of trust, option, claim, mortgage, pledge, lien, charge, security interest, easement or similar encumbrance.

“Losses” means any damages, losses, liabilities, penalties, fines, Taxes and interest, including reasonable and documented out-of-pocket costs and expenses related thereto.

“Material Adverse Effect” means any effect or change that is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of the Business, taken as a whole; provided that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (a) the failure of the Business to meet projections, forecasts or budgets for any period (for the avoidance of doubt, any underlying cause for any such failure shall not be excluded by this clause (a) unless otherwise excluded by any of the other clauses of this proviso); or (b) any adverse effect or change arising from or relating to (i) the economy in general, or the securities, syndicated loan, credit or financial markets, (ii) the economic, business, financial or regulatory environment (including changes with respect to pricing or reimbursement by any insurance provider or other commercial entity or any governmental payor whether stemming from United States healthcare reform initiatives or otherwise) generally affecting the industries or any geographic markets in which the Business operates, (iii) the general conditions and trends in the industries or markets in which the Business operates, including competition in any of the geographic or product areas in which the Business operates, (iv) an act of civil unrest, terrorism, sabotage or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural or manmade disasters (including hurricanes, floods, tornados, global health conditions (including any epidemic, pandemic, or disease outbreak (including related to COVID-19 or any Emergency Action)), tsunamis, earthquakes or other acts of God) or any national or international calamity or crisis, (v) changes or proposed changes in applicable Law or GAAP (or the applicable accounting standards in any jurisdiction outside of the United States) or the enforcement thereof, (vi) the announcement of the Transactions, including any litigation, any reduction in revenues or income, any loss of employees or customers, any cancellation of or delay in customer orders or renewals, or any disruption in supplier, distributor or similar relationships, or (vii) any labor strikes, labor stoppages, labor slowdowns, lockouts, labor disputes, or loss, absence, illness, disability, death, quarantine, diminished productivity or work schedule, termination, layoff or furlough of employees or independent contractors with respect to the Business (including in connection with the COVID-19 Pandemic), (viii) currency fluctuations or (ix) changes or effects that are the primary result of actions or omissions of Purchaser or any of its Affiliates, or actions or omissions of Seller or any of its Affiliates that are required by the terms of this Agreement or are consented to by Purchaser or any of its Affiliates; provided, further, that any effect or change referred to in clause (b)(i), (ii), (iii) or (v) may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect to the extent such effect or change has a materially disproportionate adverse effect on the Business, taken as a whole, as compared to other participants in the industries in which the Business operates.

“Measurement Time” means 12:00 p.m., local time, on the Closing Date.

“Ordinary Course of Business” means (i) any action taken in the ordinary course of business, consistent with past practice or (ii) an Emergency Action.

“Outside Date” means September 10, 2026.

“Permit” means any permit, franchise, authorization, license or other approval issued or granted by any Governmental Authority or pursuant to any Law and, for the avoidance of doubt, shall not include Public Use Licenses.

“Permitted Liens” means (a) such Liens as are set forth on Schedule 2.02(a), (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, (c) Liens arising under purchase price conditional sales contracts or equipment leases with third parties entered into in the Ordinary Course of Business, (d) Liens for Taxes or other governmental charges that may thereafter be paid without penalty, or that the taxpayer is contesting in good faith through appropriate proceedings, (e) easements, covenants, rights-of-way and other similar restrictions, (f) statutory Liens of landlords with respect to real property, (g)(i) zoning, building, land use and other similar restrictions and (ii) Liens that have been placed by any developer, landlord or other third party on property over which Seller or its Affiliates have easement rights and subordination or similar agreements relating thereto, (h) Liens created by or for the benefit of Purchaser or its Affiliates, (i) Liens securing liabilities reflected in the Financial Statements all of which will be removed at Closing, (j) any immaterial matters shown by a current, accurate survey or physical inspection of real property none of which are reasonably likely to impair, the continued use and operation of the assets to which they relate in the conduct of the Business as conducted as of the date of this Agreement, (k) software or other third-party licenses granted by the Business, as applicable, in the Ordinary Course of Business and on a non-exclusive basis, and (l) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not impair, and are not reasonably likely to impair, the continued use and operation of the assets to which they relate in the conduct of the Business as conducted as of the date of this Agreement.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means information about an identified or identifiable individual, including an individual’s combined first and last names, home address, telephone number, email address, social security number, driver’s license number, passport number and credit card or other financial information, or information relating to a natural Person’s physical or mental health, racial or ethnic origin, religious or political views or beliefs, criminal record or activity, in each case, that constitutes personal information or personally identifiable information as defined under applicable Law.

“Post-Closing Tax Period” means, for each Business Unit, any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means, for each Business Unit, any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on or before the Closing Date.

“Privacy Laws” means all Laws regarding the collection, use, storage, disclosure or other processing of Personal Information, including but not limited to Laws, regulations, guidelines and codes of practice relating to data protection, information security, cybercrime, use of electronic data and privacy matters in any applicable jurisdictions.

“Public Use License” means any commercial data license granted by a Governmental Authority.

“Purchaser Benefit Plan” means each Benefit Plan that is sponsored, contributed to or maintained by Purchaser or any of its Affiliates in which any Transferred Employee is eligible to participate.

“Purchaser Fundamental Representations” means the representations and warranties solely set forth in Section 4.01, Section 4.02, Section 4.05, Section 4.06, and Section 4.07.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) of Hazardous Materials.

“Restricted Cash” means any cash or cash equivalents which are (i) customer deposits, (ii) landlord or similar long-term vendor or bonding deposits or escrows that will continue following the Closing; or (iii) with respect to the line items set forth on Exhibit F.

“Seller Benefit Plan” means each material Benefit Plan that is sponsored, contributed to or maintained by Seller or any of its Affiliates, in any case, in which any Business Employee participates.

“Seller Fundamental Representations” means the representations and warranties solely set forth in Section 3.01, Section 3.02, Section 3.03 and Section 3.18.

“Solvent” means that, as of any date of determination (A) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (1) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (B) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (C) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Straddle Period” means, for each Business Unit, a taxable period that includes but does not end on the Closing Date.

“Subsidiary” of a Person means a corporation, partnership, joint venture, association, limited liability company or other entity of which such Person (i) owns, directly or indirectly, more than 50% of the outstanding voting stock or other ownership interests or (ii) is a general partner or managing member (and all Subsidiaries of any Subsidiary of such Person).

“Tax” and “Taxes” means all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, business, goods and services, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, in each case imposed by any Governmental Authority and in the nature of a tax, and including any interest, penalties and additions attributable thereto.

“Tax Benefit” means any reduction in Income Taxes payable to a Taxing Authority or any increase in any Income Tax refund receivable (including any related interest) from a Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes (foreign or domestic).

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transaction Expenses” means, without duplication and to the extent remaining unpaid as of immediately prior to the Closing, those fees, commissions, costs and expenses incurred or payable by the Transferred Entities or Seller in connection with the Transactions and the other Ancillary Agreements including brokerage fees, legal and accounting fees.

“Transactions” mean, collectively, the transactions contemplated by this Agreement and the other Transaction Documents, including the purchase and sale of the Transferred Entities.

“Transfer Taxes” mean any federal, state, provincial, county, local, foreign and other sales, use, transfer, value added, conveyance, documentary transfer, stamp duty, recording or other similar Tax, fee or charge imposed in connection with the Transactions or the recording of any sale, transfer, or assignment of property (or any interest therein) effected pursuant to this Agreement.

“Transferred Employee” means each Business Employee who, as of the Closing Date (or, if applicable, such later date that such employee commences employment with Purchaser or one of its Affiliates), becomes an employee of Purchaser or one of its Affiliates whether by operation of Law or otherwise.

“Transferred Entities” means the Subsidiaries of the Seller listed as Transferred Entities on Annex C.

“Transferred Equity Interests” means the issued and outstanding equity interests of the Transferred Entities.

“U.S. APA” means that certain asset purchase agreement by and between DUS Operating Systems Inc. and Purchaser governing the sale and transfer of the U.S. Enterprise.

“U.S. Enterprise” means substantially all the assets and liabilities collectively representing the driver control systems business unit of DUS Operating Systems Inc.

“Value Added Tax” means any value added tax, including that imposed in compliance with the European Council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and any similar value added goods and services, consumption, excise, sales or use tax or any other similar, replacement or supplemental tax wherever imposed, together with any interest, penalties and additions imposed with respect thereto.

Exhibit B

Allocation Schedule

[Intentionally Omitted]

Exhibit C

Local Transfer Documents

[Intentionally Omitted]

Exhibit D

Transition Services Agreement

[Intentionally Omitted]

Exhibit E

License Agreement

[Intentionally Omitted]

Exhibit F

Restricted Cash

[Intentionally Omitted]

Annex A

Sellers

[Intentionally Omitted]

Annex B

Intercompany Debt Restructuring

[Intentionally Omitted]

Annex C

Transferred Entities

[Intentionally Omitted]

Annex D

French Acceptance Notice

[Intentionally Omitted]

SCHEDULE A

Transfer of French Equity Interests

[Intentionally Omitted]

SCHEDULE B

Gross Profit

[Intentionally Omitted]